Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly-owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2024 and 2023

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2024 and 2023

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Ltd.

Opinion

We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 1, 2025

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in thousands except par value and share amounts)

	As of December 31,
	2024	2023
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value, net of allowance for credit loss of $1,370 and $1,056 (amortized cost of $1,223,928 and $1,256,517)	$1,153,422	$1,195,864
Short-term investments, at fair value	92,437	79,313
Equity method investment	5,712	3,496
Total investments	1,251,571	1,278,673
Cash	8,359	9,880
Loan receivable from affiliate	20,000	20,000
Premiums receivable, net of commissions payable	304,414	289,750
Deferred acquisition costs	246,246	247,754
Salvage and subrogation recoverable	68,808	47,021
Assumed funds held from affiliates	31,929	74,637
Deferred tax assets, net	195,116	193,012
Guaranty fee receivable	69,458	52,145
Other assets (includes $3,363 and $2,261, at fair value)	40,570	42,462
Total assets	$2,236,471	$2,255,334
Liabilities
Unearned premium reserve	$823,308	$824,249
Loss and loss adjustment expense reserve	134,726	244,243
Reinsurance balances payable, net	85,373	15,578
Guaranty liability	66,941	50,927
Other liabilities (includes $11,157 and $12,862, at fair value)	38,649	25,889
Total liabilities	1,148,997	1,160,886

Commitments and contingencies (Notes 2, 3, 8, 13)
Shareholder’s equity
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2024 and 2023)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2024 and 2023)	1,378	1,378
Additional paid-in capital	856,604	856,604
Retained earnings	292,263	291,197
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $(6,366) and $(4,865)	(62,771)	(54,731)
Total shareholder’s equity	1,087,474	1,094,448
Total liabilities and shareholder’s equity	$2,236,471	$2,255,334

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2024	2023
Revenues
Net earned premiums	$96,363	$81,322
Net investment income	53,955	54,027
Net realized investment gains (losses)	(576)	(2,050)
Fair value gains (losses) on credit derivatives	6,831	20,362
Foreign exchange gains (losses) on remeasurement	(5,329)	8,087
Change in assumed funds held with affiliates	7,926	21,045
Other income (loss)	4,102	9,303
Total revenues	163,272	192,096
Expenses
Loss and loss adjustment expenses (benefit)	(2,329)	50,818
Amortization of deferred acquisition costs	27,440	23,373
Employee compensation and benefit expenses	12,962	12,798
Other operating expenses	9,420	6,568
Total expenses	47,493	93,557
Income (loss) before income taxes and equity in earnings (losses) of investees	115,779	98,539
Equity in earnings (losses) of investees	1,047	—
Income (loss) before income taxes	116,826	98,539
Provision (benefit) for income taxes
Current	18,963	4,121
Deferred	(603)	(189,069)
Total provision (benefit) for income taxes	18,360	(184,948)
Net income (loss)	$98,466	$283,487

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2024	2023
Net income (loss)	$98,466	$283,487

Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $(1,584) and $1,633	(10,027)	27,449
Investments with credit impairment, net of tax provision (benefit) of $83 and $234	1,987	(808)
Other comprehensive income (loss)	(8,040)	26,641

Comprehensive income (loss)	$90,426	$310,128

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2024 and 2023

(in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
As of December 31, 2022	$—	$1,378	$856,604	$61,110	$(81,372)	$837,720
Net income	—	—	—	283,487	—	283,487
Dividends	—	—	—	(53,400)	—	(53,400)
Other comprehensive income	—	—	—	—	26,641	26,641
As of December 31, 2023	—	1,378	856,604	291,197	(54,731)	1,094,448
Net income	—	—	—	98,466	—	98,466
Dividends	—	—	—	(97,400)	—	(97,400)
Other comprehensive loss	—	—	—	—	(8,040)	(8,040)
As of December 31, 2024	$—	$1,378	$856,604	$292,263	$(62,771)	$1,087,474

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$98,466	$283,487
Provision for deferred income taxes	(603)	(189,069)
Change in premiums receivable, net of premiums and commissions payable	(11,928)	(30,048)
Change in assumed funds held	42,708	(9,285)
Change in ceded unearned premium reserve	25	(13,485)
Change in unearned premium reserve	(941)	28,743
Change in loss and loss adjustment expense reserve and salvage and subrogation recoverable, net	(61,346)	7,706
Change in deferred acquisition cost	1,508	(7,462)
Change in credit derivatives assets and liabilities, net	(2,807)	(19,054)
Change in current income taxes	12,378	282
Other	1,864	(2,620)
Net cash flows provided by (used in) operating activities	79,324	49,195

Cash flows from investing activities:
Fixed-maturity securities, available-for-sale:
Purchases	(170,259)	(213,153)
Sales	46,786	80,252
Maturities	155,842	126,541
Net sales (purchases) of short-term investments with original maturities of less than three months	(13,124)	21,490
Purchase of equity method investments	(2,441)	(3,496)
Other	(184)	—
Net cash flows provided by (used in) investing activities	16,620	11,634

Cash flows from financing activities:
Dividends paid	(97,400)	(53,546)
Net cash flows provided by (used in) financing activities	(97,400)	(53,546)

Effect of foreign exchange rate changes	(65)	75
Increase (decrease) in cash	(1,521)	7,358
Cash at beginning of period	9,880	2,522
Cash at end of period	$8,359	$9,880

Supplemental cash flow information
Income taxes paid (received)	$5,376	$3,900

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements
1.    Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (AG Re or, together with its subsidiaries, the Company) is wholly owned by Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets. Assured Guaranty also participates in the asset management business.

AG Re is incorporated with limited liability under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AG Re owns Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (AGRO). AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AGRO owns AG Intermediary Inc., a New York company. AGRO maintains certified reinsurer status by the Missouri Department of Insurance.

AG Re and AGRO write business as reinsurers of third-party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. The Company reinsures financial guaranty insurance contracts under quota share and excess of loss reinsurance treaties and, through AGRO, provides certain other types of insurance and reinsurance.

AG Re underwrites financial guaranty reinsurance. Financial guaranty insurance protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (collectively, debt service), the insurer is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company provides financial guaranty reinsurance under quota share and excess of loss treaties. The Company’s affiliates, Assured Guaranty Inc. (AG, formerly known as Assured Guaranty Corp.), Assured Guaranty UK Limited (AGUK) and Assured Guaranty (Europe) SA (AGE, and together with AG and AGUK, the affiliated ceding companies), account for all of the new financial guaranty assumed reinsurance business.

AGRO also guarantees specialty business with risk profiles similar to those of its structured finance exposures written in financial guaranty form. Specialty business includes, for example, excess-of-loss guarantees of a minimum amount of billed rent on diversified portfolios of real estate properties, insurance securitizations, pooled corporate obligations and residual value insurance (RVI) transactions.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management’s opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AG Re and its direct and indirect subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. All amounts are reported in U.S. dollars, unless otherwise specified. Certain prior year balances have been reclassified to conform to the current year’s presentation.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Significant Accounting Policies

The Company revalues foreign currency denominated assets, liabilities, revenue and expenses into U.S. dollars using applicable exchange rates prescribed by GAAP. Gains and losses relating to translating transactions in foreign denominations are reported in the consolidated statements of operations.

Other accounting policies are included in the following notes to the consolidated financial statements.

Note Name	Note Number
Expected loss to be paid (recovered)	Note 3
Contracts accounted for as insurance	Note 4
Contracts accounted for as credit derivatives	Note 5
Reinsurance	Note 6
Guaranty	Note 7
Investments and cash	Note 8
Fair value measurement	Note 9
Income taxes	Note 10
Related party transactions	Note 12
Contingencies	Note 13

Recent Accounting Standards Not Yet Adopted

In December 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments require enhanced annual disclosures regarding the rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024. The Company will apply the amendments in this ASU prospectively to all annual periods beginning after December 15, 2024. The adoption of this ASU will affect certain of the Company’s income tax disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The amendments in this ASU require disclosure about specific expense categories, including employee compensation, depreciation and intangible asset amortization, in the notes to financial statements at interim and annual reporting periods. This ASU is effective in fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. Prospective application is required, and retrospective application is permitted. The Company is evaluating when and how it will adopt this ASU and the effect that the amendments in this ASU may have on its expense disclosures.

2.    Outstanding Exposure

The Company’s outstanding exposure consists primarily of reinsurance of financial guaranty contracts written in insurance form. The Company also insures and reinsures some financial guaranty contracts that are in credit derivative form, including credit default swaps (CDS). Whether written directly or assumed, the Company considers credit derivative contracts to be financial guaranty contracts. The Company also writes specialty business that is consistent with its risk profile and benefits from its financial guaranty underwriting experience.

The Company seeks to limit its exposure to losses by underwriting obligations that it views to be investment grade at inception, diversifying its insured portfolio across sector and geography and, in the structured finance portfolio, generally requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

Public finance obligations assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings, as well as obligations issued by U.S. and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. The Company’s specialty business not executed in financial guaranty form has risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Significant Risk Management Activities

The Portfolio Risk Management Committee is responsible for enterprise risk management for Assured Guaranty’s insurance business and focuses on measuring and managing credit, market and liquidity risk for Assured Guaranty’s insurance business. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty’s direct and assumed insurance business. It implements specific underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL’s insurance subsidiaries, including the Company. All insurance transactions in new asset classes or new jurisdictions, or otherwise outside AGL’s Board-approved risk appetite statement or risk limits, must be approved by this committee.

Separate from AGL’s Portfolio Risk Management Committee, the Company has its own risk management, credit and reserve committees. The Company’s risk management committee conducts an in-depth review of the Company’s insured portfolio, focusing on varying portions of the portfolio at each meeting. The Company’s risk management committee reviews and may revise internal ratings assigned to the insured transactions and reviews sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the Company’s insured portfolio are assigned internal credit ratings by the relevant Company underwriting committee at inception, and such credit ratings are updated by the risk management committee based on changes in transaction credit quality. The Company’s reserve committee reviews the reserve methodology for each major asset class or significant below-investment-grade (BIG) transaction, as well as loss projection scenarios and the probability weights assigned to those scenarios. The reserve committee also establishes reserves for AGRO, taking into consideration the supporting information provided by surveillance personnel and subject to approval by the board of directors. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company’s ceding companies, which are primarily liable for the Company’s assumed obligations. The Company’s ceding companies may also develop strategies to enforce their contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage any litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review of each exposure. BIG exposures include all exposures with internal credit ratings below BBB-.

The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and generally reflect an approach similar to that employed by the rating agencies, except that the Company’s internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, future loss potential, volatility and sector. More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. Exposures identified as BIG are subjected to further review to determine (i) the probability of a future loss, (ii) the calculation of the expected future loss to be paid, and (iii) whether the Company has paid a claim for which it expects to be reimbursed within one year (liquidity claim) or a claim for which it does not expect to be reimbursed within one year.

Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are also reviewed every quarter, although the Company may also review a rating in response to developments impacting a credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The Company assigns each BIG exposure to one of the three BIG surveillance categories below, which generally represent the following:

•BIG 1: Below-investment-grade exposures for which there are possible future losses, on a present value basis, and the aggregate probability weighting of scenarios with future losses is less than 50%, regardless of whether the Company has or has not paid a liquidity claim.
•BIG 2: Below-investment-grade exposures for which there are possible future losses, on a present value basis, and the aggregate probability weighting of scenarios with future losses is 50% or more, but for which no claims (other than liquidity claims) have yet been paid.
•BIG 3: Below-investment-grade exposures for which future losses are expected, on a present value basis, and the aggregate probability weighting of scenarios with future losses is 50% or more, and for which claims, other than liquidity claims have been paid.

For purposes of classifying BIG exposures into one of the three BIG categories, the Company calculates the present value of projected claim payments and recoveries using the pre-tax book yield of the relevant insurance subsidiary’s investment portfolio as the applicable discount rate.

As discussed in Note 3, Expected Loss to be Paid (Recovered), for financial statement measurement purposes, the Company uses risk-free rates (as determined each quarter) for discounting, rather than pre-tax book yield of the investment portfolio, to calculate the expected losses to be paid. Expected losses to be paid (recovered) are based on probability weighted scenarios and serve as the basis for the loss reserves reported in accordance with U.S. GAAP.

Financial Guaranty Exposure

The Company measures its financial guaranty exposure in terms of (i) gross and net par outstanding and (ii) gross and net debt service.

The Company typically reinsures the ceding companies’ guaranties of the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date. Non-U.S. dollar denominated par outstanding is translated at the spot rate at the end of the reporting period.

Gross debt service outstanding represents the sum of all estimated future debt service payments on the insured obligations, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the estimated impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company’s public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS)), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which reflects the Company’s expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates and assumptions for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service and Par Outstanding

	As of December 31, 2024		As of December 31, 2023
	Gross	Net	Gross	Net
	(in thousands)
Debt Service
Public finance	$88,273,269	$88,273,269	$86,668,343	$86,668,343
Structured finance	5,156,879	4,756,879	4,440,124	4,140,124
Total financial guaranty	$93,430,148	$93,030,148	$91,108,467	$90,808,467

Par Outstanding
Public finance	$56,196,959	$56,196,959	$54,696,266	$54,696,266
Structured finance	4,995,113	4,595,113	4,278,271	3,978,271
Total financial guaranty	$61,192,072	$60,792,072	$58,974,537	$58,674,537

Financial Guaranty
Net Debt Service Outstanding (1)

	As of December 31, 2024			As of December 31, 2023
	AG Re	AGRO	Total	AG Re	AGRO	Total
	(in thousands)
Public finance	$86,992,416	$1,280,853	$88,273,269	$86,518,831	$149,512	$86,668,343
Structured finance	4,053,834	703,045	4,756,879	4,140,124	—	4,140,124
Total financial guaranty	$91,046,250	$1,983,898	$93,030,148	$90,658,955	$149,512	$90,808,467
____________________
(1)    Under U.S. single risk limit calculations, $83,553.5 million and $83,470.1 million as of December 31, 2024 and December 31, 2023, respectively, of AG Re’s stand-alone net debt service outstanding relates to exposures that would comply with the single risk limitations in the U.S.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2024

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$9,491	—%	$632,051	4.9%	$27,006	0.8%	$49,100	4.7%	$717,648	1.2%
AA	3,635,124	8.4	966,395	7.5	2,829,154	79.5	9,599	0.9	7,440,272	12.3
A	24,641,904	56.8	3,171,516	24.8	217,962	6.1	973,991	93.8	29,005,373	47.7
BBB	14,352,929	33.1	6,834,785	53.3	109,172	3.1	5,801	0.6	21,302,687	35.0
BIG	746,138	1.7	1,206,626	9.5	373,007	10.5	321	—	2,326,092	3.8
Total net par outstanding	$43,385,586	100.0%	$12,811,373	100.0%	$3,556,301	100.0%	$1,038,812	100.0%	$60,792,072	100.0%

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio by Internal Rating
As of December 31, 2023

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$25,187	0.1%	$644,375	5.6%	$61,918	1.6%	$46,950	32.7%	$778,430	1.3%
AA	3,861,469	8.9	962,926	8.4	2,391,069	62.4	14,321	10.0	7,229,785	12.3
A	23,973,434	55.5	3,000,000	26.0	899,988	23.5	73,323	51.1	27,946,745	47.6
BBB	14,485,385	33.6	6,863,094	59.5	89,682	2.3	7,398	5.2	21,445,559	36.6
BIG	827,519	1.9	52,877	0.5	392,122	10.2	1,500	1.0	1,274,018	2.2
Total net par outstanding	$43,172,994	100.0%	$11,523,272	100.0%	$3,834,779	100.0%	$143,492	100.0%	$58,674,537	100.0%

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Net Par Outstanding by Sector

	As of December 31,
Sector	2024	2023
	(in thousands)
Public finance:
U.S. public finance:
General obligation	$17,935,573	$18,036,462
Tax backed	7,400,439	7,872,501
Municipal utilities	6,046,672	6,104,264
Transportation	5,047,229	4,333,135
Healthcare	2,292,636	2,100,585
Infrastructure finance	2,173,925	2,208,163
Higher education	1,756,126	1,777,266
Housing revenue	235,969	218,999
Investor-owned utilities	188,027	188,882
Renewable energy	46,710	47,764
Other public finance	262,280	284,973
Total U.S. public finance	43,385,586	43,172,994
Non-U.S. public finance:
Regulated utilities	7,846,154	6,607,966
Infrastructure finance	2,807,509	2,607,247
Sovereign and sub-sovereign	1,260,513	1,335,653
Pooled infrastructure	550,329	566,626
Renewable energy	346,868	405,780
Total non-U.S. public finance	12,811,373	11,523,272
Total public finance	$56,196,959	$54,696,266
Structured finance:
U.S. structured finance:
Insurance securitizations	$3,083,102	$3,367,821
Pooled corporate obligations	116,329	70,627
RMBS	96,398	118,506
Consumer receivables	71,700	113,848
Subscription finance facilities	45,441	29,458
Other structured finance	143,331	134,519
Total U.S. structured finance	3,556,301	3,834,779
Non-U.S. structured finance:
Subscription finance facilities	690,411	74,086
Pooled corporate obligations	66,979	60,354
RMBS	4,981	6,530
Commercial receivables	—	2,522
Other structured finance	276,441	—
Total non-U.S. structured finance	1,038,812	143,492
Total structured finance	4,595,113	3,978,271
Total net par outstanding	$60,792,072	$58,674,537

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Expected Amortization of Net Par Outstanding
As of December 31, 2024

	Public Finance	Structured Finance	Total
	(in thousands)
0 to 5 years	$12,753,054	$2,064,361	$14,817,415
5 to 10 years	12,699,304	1,776,313	14,475,617
10 to 15 years	11,312,869	278,773	11,591,642
15 to 20 years	6,312,424	242,248	6,554,672
Over 20 years	13,119,308	233,418	13,352,726
Total net par outstanding	$56,196,959	$4,595,113	$60,792,072

Actual amortization differs from expected maturities due to prepayments and terminations and because interest rates, consumer price indices, foreign exchange rates and expected terms may be different than management had estimated.

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2024

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in thousands)
Public finance:
U.S. public finance	$521,320	$17,927	$206,891	$746,138	$43,385,586
Non-U.S. public finance	1,204,361	2,265	—	1,206,626	12,811,373
Public finance	1,725,681	20,192	206,891	1,952,764	56,196,959
Structured finance:
Insurance securitizations	—	—	293,759	293,759	3,083,102
U.S. RMBS	7,740	3,105	38,694	49,539	96,398
Other structured finance	—	21,398	8,632	30,030	1,415,613
Structured finance	7,740	24,503	341,085	373,328	4,595,113
Total	$1,733,421	$44,695	$547,976	$2,326,092	$60,792,072

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2023

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in thousands)
Public finance:
U.S. public finance	$360,915	$150,664	$315,940	$827,519	$43,172,994
Non-U.S. public finance	52,877	—	—	52,877	11,523,272
Public finance	413,792	150,664	315,940	880,396	54,696,266
Structured finance:
Insurance securitizations	—	—	293,798	293,798	3,367,821
U.S. RMBS	2,485	4,215	49,617	56,317	118,506
Other structured finance	124	27,766	15,617	43,507	491,944
Structured finance	2,609	31,981	359,032	393,622	3,978,271
Total	$416,401	$182,645	$674,972	$1,274,018	$58,674,537

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
BIG Net Par Outstanding and Number of Risks
As of December 31, 2024

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivatives	Total	Financial Guaranty Insurance	Credit Derivatives	Total
	(dollars in thousands)
BIG 1	$1,729,244	$4,177	$1,733,421	76	3	79
BIG 2	44,148	547	44,695	8	1	9
BIG 3	547,968	8	547,976	54	3	57
Total BIG	$2,321,360	$4,732	$2,326,092	138	7	145

Financial Guaranty Portfolio
BIG Net Par Outstanding and Number of Risks
As of December 31, 2023

	Net Par Outstanding			Number of Risks (1)
Description	Financial Guaranty Insurance	Credit Derivatives	Total	Financial Guaranty Insurance	Credit Derivatives	Total
	(dollars in thousands)
BIG 1	$414,017	$2,384	$416,401	67	2	69
BIG 2	181,129	1,516	182,645	10	2	12
BIG 3	670,763	4,209	674,972	62	7	69
Total BIG	$1,265,909	$8,109	$1,274,018	139	11	150
____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
When the Company insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Financial Guaranty Portfolio
Geographic Distribution of Net Par Outstanding
As of December 31, 2024

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in thousands)
U.S.:
U.S. Public finance:
California	1,078	$7,982,305	13.1%
Texas	1,087	5,408,455	8.9
Pennsylvania	474	3,852,330	6.3
New York	654	3,803,204	6.3
Illinois	407	3,040,638	5.1
Florida	204	2,203,438	3.6
New Jersey	211	1,766,727	2.9
Louisiana	131	1,258,697	2.1
Michigan	202	1,090,506	1.8
Colorado	161	985,617	1.6
Other	1,830	11,993,669	19.7
Total U.S. public finance	6,439	43,385,586	71.4
U.S. Structured finance (multiple states)	234	3,556,301	5.8
Total U.S.	6,673	46,941,887	77.2
Non-U.S.:
United Kingdom	456	11,525,543	19.0
Australia	7	475,237	0.8
Spain	8	258,116	0.4
Canada	5	181,171	0.3
Mexico	2	179,834	0.3
Other	50	1,230,284	2.0
Total non-U.S.	528	13,850,185	22.8
Total	7,201	$60,792,072	100.0%

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Specialty Business

The Company also guarantees specialty business with risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Specialty Business

	As of December 31, 2024		As of December 31, 2023
	Gross Exposure	Net Exposure	Gross Exposure	Net Exposure
	(in thousands)
Diversified real estate (1)	$2,004,252	$2,004,252	$1,569,397	$1,569,397
Insurance securitizations (2)	1,449,456	1,126,618	1,370,393	1,043,418
Pooled corporate obligations	867,600	867,600	487,600	487,600
Aircraft residual value insurance	146,925	86,671	355,101	200,048
____________________
(1)    Excess-of-loss guaranty of a minimum amount of billed rent on a diversified portfolio of real estate properties with an internal rating of AAA that matures in 2044. This guaranty is accounted for in accordance with Accounting Standards Codification (ASC) 460, Guarantees.
(2)    Insurance securitizations exposure is projected to reach $1.5 billion gross and $1.2 billion net in 2025 due to accretion.

All exposures in the table above are rated investment-grade, except for aircraft RVI gross and net exposure of $5.3 million as of December 31, 2024 and gross exposure of $143.9 million and net exposure of $83.9 million as of December 31, 2023.

In addition to the amounts shown in the table above, as of December 31, 2024, the Company had outstanding aggregate gross and net aircraft RVI commitments of $90.0 million and $51.1 million, respectively. These commitments are contingent on the satisfaction of specified conditions and may expire unused or be cancelled at the request of the respective counterparty. Therefore, the total commitment amount does not necessarily reflect actual future covered amounts.

3.    Expected Loss to be Paid (Recovered)

Accounting Policy

Net expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for loss and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries and (ii) excess spread on underlying collateral, as applicable. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development.

Expected cash outflows and inflows are probability weighted cash flows that reflect management’s assumptions about the likelihood of all possible outcomes based on all information available to the Company. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s surveillance and risk-management functions. Expected loss to be paid (recovered) is important in that it represents the present value of amounts that the Company expects to pay or recover in future periods.

Economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management assigns ratings and calculates expected loss to be paid (recovered), on a contract-by-contract basis, in the same manner for all its exposures regardless of form or differing accounting models. The exposure reported in Note 2, Outstanding Exposure, includes policies accounted for under various accounting models depending on the characteristics of the contract. The two primary models are: (1) insurance as described in “Financial Guaranty Insurance Losses” in Note 4, Contracts Accounted for as Insurance, and (2) derivatives as described in Note 5, Contracts Accounted for as Credit Derivatives, and Note 9, Fair Value Measurement. The Company has paid and may pay future claims and/or recover past claims on policies which fall under each of these accounting models. This note provides information regarding expected loss to be paid (recovered), regardless of the accounting method.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Loss Estimation Process

The financial guaranties reinsured or insured by the Company may cover the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such reinsurance or insurance. As a result, the Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the reinsured or insured transaction. Credit performance can be affected by, among other things, economic, fiscal and financial market and political developments over the life of most contracts. The ceding companies guarantee payment of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis, although in certain circumstances the ceding companies may elect to do so. When obligors default on their obligations, the ceding companies are only required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency and severity of loss, economic projections, governmental actions, legal developments, negotiations, recovery rates, delinquency and prepayment rates, timing of cash flows and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company’s financial statements. Each quarter, the Company may revise its scenarios and update its assumptions including the probability weightings of its scenarios, based on public as well as nonpublic information obtained through its surveillance and loss mitigation activities.

Changes over a reporting period in the Company’s loss estimates for public finance obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities, airport authorities or healthcare systems, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported and general obligation public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company’s loss mitigation efforts and other variables.

Changes in the Company’s loss estimates for structured finance transactions can be influenced by the performance of the assets supporting those transactions, by macroeconomic factors and by specific actions taken to mitigate losses. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as prepayments, the level and timing of loan defaults experienced, changes in housing prices, discount rates and results from the Company’s loss mitigation activities. In recent years, expected losses to be paid (recovered) for U.S. RMBS have also been affected by changes in the amount of recoveries on first lien deferred principal balances and second-lien charged-off loans.

Actual losses will ultimately depend on future events, transaction performance or other factors that are difficult to predict. As a result, the Company’s current projections of certain losses may be subject to considerable uncertainty and may not reflect the Company’s ultimate claims paid.

In some instances, the terms of the ceding companies’ policy or the terms of certain workout orders and resolutions give them the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The ceding companies have sometimes exercised this option, which results in an acceleration of cash outflows but reduces overall losses paid.

The Company’s reserve committee estimates expected loss to be paid (recovered) by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the characteristics of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis or use loss estimates provided by ceding insurers. Each quarter, the Company’s reserve committee reviews and refreshes its loss projection

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
assumptions, scenarios and the probabilities it assigns to those scenarios based on developments during the period and its view of future performance.

Net Expected Loss to be Paid (Recovered) and Net Economic Loss Development (Benefit)
by Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
Accounting Model	2024	2023	2024	2023
	(in thousands)
Insurance (see Notes 4 and 6)	$89,219	$210,934	$3,879	$49,462
Credit derivatives (see Note 5)	39	238	(28)	185
Total	$89,258	$211,172	$3,851	$49,647

The following tables present a roll forward of net expected loss to be paid (recovered) for all contracts under all accounting models. The Company used risk-free rates that ranged from 1.98% to 5.22% with a weighted average of 4.35% as of December 31, 2024 and 1.90% to 5.40% with a weighted average of 4.15% as of December 31, 2023.

Net Expected Loss to be Paid (Recovered)
Roll Forward

	Year Ended December 31,
	2024	2023
	(in thousands)
Net expected loss to be paid (recovered), beginning of period	$211,172	$225,919
Economic loss development (benefit) due to:
Accretion of discount	7,745	9,296
Changes in discount rates	1,528	2,131
Changes in timing and assumptions	(5,422)	38,220
Total economic loss development (benefit)	3,851	49,647
Net (paid) recovered losses (1)	(125,765)	(64,394)
Net expected loss to be paid (recovered), end of period	$89,258	$211,172
____________________
(1)     Net (paid) recovered losses in 2024 and 2023 include those related to the extinguishment of certain Puerto Rico exposures.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	Year Ended December 31, 2024
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2023	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2024
	(in thousands)
Public finance:
U.S. public finance	$116,637	$160	$(105,596)	$11,201
Non-U.S public finance	721	14,483	(455)	14,749
Public finance	117,358	14,643	(106,051)	25,950
Structured finance:
U.S. RMBS	(2,067)	(5,481)	3,295	(4,253)
Insurance securitizations	70,501	(2,235)	(17,841)	50,425
Other structured finance	25,380	(3,076)	(5,168)	17,136
Structured finance	93,814	(10,792)	(19,714)	63,308
Total	$211,172	$3,851	$(125,765)	$89,258

	Year Ended December 31, 2023
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2022	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2023
	(in thousands)
Public finance:
U.S. public finance	$128,039	$40,844	$(52,246)	$116,637
Non-U.S public finance	101	620	—	721
Public finance	128,140	41,464	(52,246)	117,358
Structured finance:
U.S. RMBS	220	(7,008)	4,721	(2,067)
Insurance securitizations	72,321	14,792	(16,612)	70,501
Other structured finance	25,238	399	(257)	25,380
Structured finance	97,779	8,183	(12,148)	93,814
Total	$225,919	$49,647	$(64,394)	$211,172

The tables above include (i) net LAE paid of $7.1 million and $6.2 million for the years ended December 31, 2024 and 2023, respectively, and (ii) net expected LAE to be paid of $3.2 million as of December 31, 2024 and $5.3 million as of December 31, 2023.

Public Finance

The largest components of the public finance net expected losses to be paid (recovered) relate to Puerto Rico and certain U.K. regulated utilities exposures. The total net expected loss to be paid for U.S. public finance exposures is net of an expected recovery of certain claims already paid of $75.5 million and $57.4 million as of December 31, 2024 and December 31, 2023, respectively. In 2024, the economic loss development for public finance transactions was primarily attributable to higher expected losses for certain U.K. regulated utilities.

U.K. Regulated Utilities and European Renewable Energy

In the third quarter of 2024, the Company internally downgraded to BIG certain U.K. regulated utilities and European renewable energy transactions that are experiencing operational strain, high financing costs and/or other capital constraints.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Puerto Rico

All of the Company’s exposure to the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and its various authorities and public corporations is assumed reinsurance and rated BIG. Puerto Rico net par and net debt service outstanding as of December 31, 2024 were $182.4 million and $226.9 million respectively, compared with net par and net debt service outstanding as of December 31, 2023 of $293.0 million and $412.6 million, respectively. In 2024, AG satisfied its remaining direct Puerto Rico Highways and Transportation Authority obligations, which contributed to the decrease of such exposure.

Defaulting Puerto Rico Exposure

As of December 31, 2024, the only unresolved outstanding reinsured Puerto Rico exposure subject to a payment default was the Puerto Rico Electric Power Authority (PREPA) for which net par and debt service outstanding were $154.3 million and $187.2 million, respectively. As of December 31, 2023, the Company’s PREPA net par and debt service outstanding were $179.6 million and $220.9 million, respectively. The PREPA bonds are secured by a lien on the net revenues of the electric system. The default of PREPA’s obligations has been the subject of restructuring negotiations, mediation and litigation since 2014.

Puerto Rico Litigation

Currently, there are numerous legal actions relating to defaults by PREPA on debt service payments and related matters and AG is a party to a number of them. AG has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to the remaining Puerto Rico obligations which AG insures. In addition, the Commonwealth, the Financial Oversight and Management Board (FOMB) and others have taken legal action naming AG as a party.

Certain legal actions involving AG and relating to defaults by the Commonwealth and its authorities and public corporations were resolved in 2022. The remaining proceedings relate to PREPA’s default, including recently active proceedings and a number of proceedings that remain stayed pending the United States District Court for the District of Puerto Rico’s (Federal District Court of Puerto Rico) determination on the FOMB PREPA Plan, as described below.

PREPA – Current Proceedings

On April 8, 2022, the Federal District Court of Puerto Rico issued an order appointing three U.S. Bankruptcy Judges as members of a PREPA mediation team. The Federal District Court of Puerto Rico also entered a separate order establishing the terms and conditions of mediation.

Plan of Adjustment and Disclosure Statement. The FOMB which was established under the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) filed an initial plan of adjustment and disclosure statement for PREPA with the Federal District Court of Puerto Rico on December 16, 2022. On November 17, 2023, the Federal District Court of Puerto Rico approved the supplemental disclosure statement (Supplemental Disclosure Statement) supporting the PREPA plan of adjustment filed by the FOMB (as amended or modified from time to time). On February 16, 2024, the FOMB filed with the Federal District Court of Puerto Rico its most recent plan of adjustment for PREPA, the Modified Fourth Amended Title III Plan of Adjustment (FOMB PREPA Plan). The Supplemental Disclosure Statement and the FOMB PREPA Plan are based on the PREPA fiscal plan certified by the FOMB on June 23, 2023. The confirmation hearing for the FOMB PREPA Plan occurred in March 2024. At the end of the hearing, the Federal District Court of Puerto Rico stated that it was taking the confirmation of the FOMB PREPA Plan under advisement. In light of the decision by the United States Court of Appeals for the First Circuit (First Circuit) described below in the next subcaption, in March 2025 the Federal District Court of Puerto Rico ordered the parties to propose an agreed proposal or competing proposals for a litigation schedule for resolving certain key issues related to PREPA bondholders’ claims prior to a further FOMB PREPA Plan confirmation hearing and, on March 13, 2025, the parties submitted competing proposals. At an Omnibus Hearing held on March 19, 2025, the Federal District Court of Puerto Rico indicated that it would allow litigation on the administrative expense claims of the bondholders, including AG, and that the parties could revisit the possibility of at a later time. On March 28, 2025, the FOMB filed its Fifth Amended Title III Plan of Adjustment and related Disclosure Statement for informational purposes of the parties, as directed by the Federal District Court of Puerto Rico at the March 19, 2025 Omnibus Hearing.

Lien Challenge Adversary Proceeding and Appeal. On March 22, 2023, the Federal District Court of Puerto Rico held that the PREPA bondholders had perfected liens only in revenues that had been deposited in the sinking fund established under the PREPA trust agreement and related funds over which the bond trustee had control but did not have a lien on future revenues

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
until deposited in those funds. The Federal District Court of Puerto Rico also held, however, that PREPA bondholders do have recourse under the PREPA trust agreement in the form of an unsecured net revenue claim. At that time, the Federal District Court of Puerto Rico declined to value the unsecured net revenue claim or the method for its determination. The ultimate value of the claim, according to the Federal District Court of Puerto Rico, should be determined through a claim estimation proceeding.

On June 26, 2023, the Federal District Court of Puerto Rico issued an opinion and order estimating the unsecured net revenue claim to be $2.4 billion as of July 3, 2017. Subject to their appeal of the Federal District Court of Puerto Rico’s ruling on the scope of lien, PREPA bondholders had sought an unsecured net revenue claim of approximately $8.5 billion.

On November 28, 2023, the Federal District Court of Puerto Rico finally adjudicated all claims and counterclaims in the PREPA lien challenge adversary proceeding.

On November 30, 2023, AG filed a notice of appeal with the First Circuit for portions of the March 22, 2023 decision, including the lien scope ruling and the need for a claim estimation proceeding, as well as the June 26, 2023 claim estimation ruling. On June 12, 2024, the First Circuit held that bondholders have a claim against PREPA for the full principal amount of the bonds, plus matured interest, that there was no need for a claim estimation proceeding because the PREPA bonds specify the amount that PREPA legally owes bondholders, and that the claim is secured by PREPA’s net revenues, including future net revenues.

The FOMB asked the First Circuit to reconsider its determination that bondholders’ security interest in future net revenues is perfected twice, once on June 26, 2024, and again on November 27, 2024. The First Circuit denied both requests, with the most recent denial published on December 31, 2024.

PREPA Mediation and Stayed Proceedings

On July 10, 2024, the Federal District Court of Puerto Rico ordered the FOMB and bondholders to resume mediation and instituted a 60-day stay of all PREPA litigation. The Federal District Court of Puerto Rico most recently extended the PREPA litigation stay through March 24, 2025 and the term of mediation through April 30, 2025. Following the Omnibus Hearing held on March 19, 2025, the Federal District Court of Puerto Rico partially lifted the PREPA litigation stay and scheduled litigation by bondholders, including AG, to pursue their administrative expense claims and limited other matters, and indicated that the PREPA litigation stay otherwise remains in place for the time being.

The following proceedings involving AG, the Company’s ceding insurer, and relating to the default by PREPA remain stayed in the Federal District Court of Puerto Rico pending its determination on the FOMB PREPA Plan:

•AG motion to compel the FOMB to certify the PREPA restructuring support agreement executed in May 2019 (PREPA RSA) for implementation under Title VI of PROMESA.

•AG motion to dismiss PREPA’s Title III Bankruptcy proceeding or, in the alternative, to lift the PROMESA automatic stay to allow for the appointment of a receiver.

•Adversary complaint by certain fuel line lenders of PREPA against AG, among other parties, including various PREPA bondholders and bond insurers, seeking, among other things, declarations that there is no valid lien securing the PREPA bonds unless and until such lenders are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claims to such lenders’ claims, and declaring the PREPA RSA null and void.

•AG motion to intervene in lawsuit by the retirement system for PREPA employees against, among others, the FOMB, PREPA, the Commonwealth, and the trustee for PREPA bondholders seeking, among other things, declarations that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds, and order subordinating the PREPA bondholders’ lien and claim to the PREPA employees’ claims.

Non-Defaulting Puerto Rico Exposure

As of December 31, 2024 and December 31, 2023, the Company had approximately $14.6 million and $18.5 million, respectively, of remaining non-defaulting Puerto Rico net par outstanding related primarily to the Puerto Rico Municipal Finance Agency (MFA). The MFA exposures are secured by a lien on local tax revenues and remain current on debt service payments.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
U.S. RMBS Loss Projections

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (e.g., payment priorities and tranching) of the RMBS and any expected representation and warranty recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent. Each quarter the Company reviews recent third party data and (if necessary) adjusts its liquidation rates based on its observations.

Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. While the Company uses the liquidation rates to project defaults of non-performing loans (including current loans that were recently modified or delinquent), it projects defaults on presently current loans by applying a CDR curve. The start of that CDR curve is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, results in the projection of the defaults that are expected to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company incorporates a recovery assumption into its loss modeling to reflect observed trends in recoveries of deferred principal balances of modified first lien loans that had been previously written off. For transactions where the Company has detailed loan information, the Company assumes that a percentage of the deferred loan balances will eventually be recovered upon sale of the collateral or refinancing of the loans. In 2024, due to observed trends and high levels of home equity, the Company increased its scenario-based recovery assumptions such that the weighted average recovery percentage increased from 30% to approximately 50%. The effect of these updated assumptions on expected losses was a benefit of $0.5 million in 2024.

When a second lien loan defaults, there is generally a low recovery. The Company assumed that it will generally recover 2% of future defaulting collateral at the time of charge-off. Additional amounts of post charge-off recoveries are projected to come in evenly over the next five years in instances where the Company is able to obtain information on the lien status and the second lien is still intact. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period and reasonable expectations of future recoveries. During 2024, due to observed trends and high levels of home equity, the Company updated its assumptions of such recoveries to reflect a base scenario and a weighted average recovery of 50%, up from 40%, which resulted in a benefit of $2.7 million.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, which are probability weighted.

Each period the Company reviews the assumptions it uses to make RMBS loss projections with consideration of updates on the performance of its insured transactions (including early-stage delinquencies, late-stage delinquencies and loss

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
severity) as well as the residential property market and economy in general. To the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a more prolonged trend.

Expected losses are also a function of the structure of the transaction, the prepayment speeds of the collateral, the interest rate environment and assumptions about loss severity.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2024	2023
	(in thousands)
First lien U.S. RMBS	$(1,064)	$(590)
Second lien U.S. RMBS	(4,417)	(6,418)
Total U.S. RMBS economic loss development (benefit)	$(5,481)	$(7,008)

First Lien U.S. RMBS Loss Projections: Alt-A, Prime, Option ARM and Subprime

The majority of projected losses in first lien U.S. RMBS transactions are expected to come from non-performing mortgage loans (those that are or have recently been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Collateral losses are projected to be offset by recoveries on deferred principal balances.

In the base scenario, the Company assumes the final CDR will be reached one year after the 36-month CDR plateau period. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, staying or trending, as applicable, to 40% in the base scenario over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for first lien U.S. RMBS.

Key Assumptions in Base Scenario Expected Loss Estimates
First Lien U.S. RMBS

	As of December 31, 2024		As of December 31, 2023
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	0.5% - 7.9%	3.3%	0.3% - 10.0%	4.3%
Final CDR	0.0% - 0.4%	0.2%	0.0% - 0.5%	0.2%
Initial loss severity	40% - 50%	43.3%	50%
Future recovery for deferred principal balances	50%		30%
Liquidation rates (1)	20% - 50%		20% - 65%
____________________
(1)    The liquidation rates range from current but recently delinquent loans to foreclosed loans.

Certain transactions benefit from excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations) when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to the Secured Overnight Finance Rate (SOFR). An increase in projected SOFR decreases excess spread, while lower SOFR projections result in higher excess spread.

The Company establishes its scenarios by increasing and decreasing the periods and levels of stress from those used in the base scenario. In the Company’s most stressful scenario where 20% of deferred principal balances are assumed to be recovered, loss severities experience stress for nine years and the initial ramp-down of the CDR was assumed to occur over 16 months, expected loss to be paid would increase from current projections by approximately $1.0 million for all first lien U.S. RMBS transactions. In the Company’s least stressful scenario where 80% of deferred principal balances are assumed to be recovered, the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over eight months), expected loss to be paid would decrease from current projections by approximately $0.8 million for all first lien U.S. RMBS transactions.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Second Lien U.S. RMBS Loss Projections

Second lien U.S. RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the most important driver of its projected second lien U.S. RMBS losses is the performance of its HELOC transactions. The Company believes the primary variable affecting its expected losses in second lien U.S. RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions (including recoveries from previously charged-off loans).

For the base scenario, the CDR plateau is held constant for 36 months. Once the plateau period ends, the CDR is assumed to trend down in uniform increments for one year to its final long-term steady state CDR (5% of original plateau).

    The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for HELOCs.

Key Assumptions in Base Scenario Expected Loss Estimates
HELOCs

	As of December 31, 2024		As of December 31, 2023
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	0.5% - 4.9%	2.2%	0.8% - 9.3%	2.7%
Final CDR	0.0% - 0.2%	0.1%	0.0% - 0.5%	0.1%
Liquidation rates (1)	20% - 55%		20% - 60%
Loss severity on future defaults	98%		98%
Projected future recoveries on previously charged-off loans	50%		40%
____________________
(1)    The liquidation rates range from current but recently delinquent loans to foreclosed loans.

The Company modeled scenarios with a longer period of elevated defaults and others with a shorter period of elevated defaults, as well as various levels of assumed recoveries. In the Company’s most stressful scenario, assuming 20% recoveries on charged-off loans, increasing the CDR plateau to 42 months, increasing the ramp-down by four months to 16 months (for a total stress period of 58 months) and using the ultimate prepayment rate of 15% would decrease the expected recovery by approximately $7.1 million for HELOC transactions. On the other hand, in the Company’s least stressful scenario, assuming 80% recoveries on charged-off loans, reducing the CDR plateau to 30 months decreasing the length of the CDR ramp-down to eight months (for a total stress period of 38 months) and lowering the ultimate prepayment rate to 10% would increase the expected recovery by approximately $7.1 million for HELOC transactions.

Insurance Securitizations

The Company had $3,083.1 million of net par exposure to financial guaranty insurance securitizations as of December 31, 2024, of which $293.8 million in net par is rated BIG. The insurance securitizations are based on discrete blocks of individual life insurance business. In older vintage life insurance transactions, which include the BIG-rated transactions, the amounts raised by the sale of the notes reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The amounts have been invested since inception in accounts managed and valued by third-party investment managers. In the case of the BIG-rated transactions, material amounts of their assets were initially invested in U.S. RMBS. The Company projected that its total net expected loss to be paid across its troubled insurance securitization exposures as of December 31, 2024 is $50.4 million, compared with $70.5 million as of December 31, 2023.

Structured Finance Other Than U.S. RMBS and Insurance Securitizations

The Company provides financial guaranty reinsurance on $71.5 million net par of student loan securitizations issued by private issuers. Of this amount, $29.6 million is rated BIG due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. In addition, $5.3 million of aircraft RVI exposure was rated BIG. The net expected loss to be paid on structured finance transactions other than U.S. RMBS and insurance securitizations was $17.1 million as of December 31, 2024.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Recovery Litigation and Dispute Resolution

In the ordinary course of their respective businesses, the Company and its affiliated ceding companies are involved in litigation or other dispute resolution with third parties to recover insurance losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the Company or its affiliated ceding companies ultimately receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s financial statements.

AG asserted claims in a number of legal proceedings in connection with their exposure to Puerto Rico. See above for a discussion of the Company’s exposure to Puerto Rico and related recovery litigation being pursued by AG.

4.    Contracts Accounted for as Insurance

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure, and Note 3, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts and derivatives. Amounts presented in this note relate only to contracts accounted for as insurance, unless otherwise specified. See Note 5, Contracts Accounted for as Credit Derivatives, for amounts that related to CDS and other derivatives.

Premiums

Accounting Policy

Financial Guaranty Insurance

Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made (net of recoveries received) that have not yet been recognized in the consolidated statements of operations (i.e., contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under “Losses and Recoveries.”

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts, deferred premium revenue is calculated as the present value (discounted at risk free rates) of either (i) contractual premiums due or (ii) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance (e.g., securitized debt) and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

When the Company adjusts prepayment assumptions for expected premium collections for obligations backed by homogeneous pools of contractually prepayable assets, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to premiums receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Accretion of the discount on premiums receivable is reported in “net earned premiums.”

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. Any unamortized acquisition costs are expensed. The Company assesses the need for an allowance for credit loss on premiums receivable each reporting period.

For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and available liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Specialty Insurance and Reinsurance

For RVI transactions, the amount of unearned premium reserve at contract inception is equal to the cash premiums received upfront. The Company then recognizes that RVI unearned premium reserve as earned premium over the remaining contract period in proportion to the amount of insurance protection provided. For insurance securitizations, the unearned premium reserve is equal to the amount of contractual premiums currently due. The Company then recognizes that insurance securitizations unearned premium reserve when premiums are due. For insurance securitizations and reinsurance, premiums receivable consist of the amount of contractual premiums currently due.

Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the consolidated statements of operations. See Note 6, Reinsurance, for a breakout of direct, assumed and ceded premiums.

Insurance Contracts’ Premium Information

Net Earned Premiums

	Year Ended December 31,
	2024	2023
	(in thousands)
Financial guaranty insurance:
Scheduled net earned premiums	$66,172	$63,109
Accelerations from refundings and terminations	13,174	5,664
Accretion of discount on net premiums receivable	9,481	8,258
Financial guaranty insurance net earned premiums	88,827	77,031
Specialty net earned premiums	7,536	4,291
Net earned premiums	$96,363	$81,322

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Components of
Unearned Premium Reserve

	As of December 31, 2024			As of December 31, 2023
	Gross	Ceded (2)	Net	Gross	Ceded (2)	Net
	(in thousands)
Financial guaranty:
Deferred premium revenue	$817,652	$17,933	$799,719	$812,079	$15,157	$796,922
Contra-paid (1)	(2,064)	—	(2,064)	(1,697)	—	(1,697)
Unearned premium reserve	815,588	17,933	797,655	810,382	15,157	795,225
Unearned premium reserve - specialty insurance and reinsurance	7,720	3,002	4,718	13,867	5,803	8,064
Unearned premium reserve	$823,308	$20,935	$802,373	$824,249	$20,960	$803,289
 ____________________
(1)    See “Losses – Insurance Contracts’ Loss Information” below for an explanation of “contra-paid.”
(2)    Reported in “other assets” on the consolidated balance sheets.

Net Unearned Premium Reserve by Company

	As of December 31, 2024			As of December 31, 2023
	AGRO	AG Re	Total	AGRO	AG Re	Total
	(in thousands)
Financial guaranty (1)	$19,307	$778,348	$797,655	$9	$795,216	$795,225
Specialty insurance and reinsurance	4,718	—	4,718	8,064	—	8,064
Unearned premium reserve	$24,025	$778,348	$802,373	$8,073	$795,216	$803,289
 ____________________
(1)    Under U.S. single risk limit calculations, $658.2 million and $668.5 million as of December 31, 2024 and December 31, 2023, respectively, of AG Re’s stand-alone net unearned premium reserve relates to exposures that would comply with the single risk limitations in the U.S.

Gross Premium Receivable, Net of Commissions Payable on Assumed Business
Roll Forward

	Year Ended December 31,
	2024	2023
	(in thousands)
Beginning of year	$289,750	$245,982
Less: Specialty insurance premium receivable	1,122	746
Financial guaranty insurance premiums receivable	288,628	245,236
New business and supplemental premiums, net of commissions	73,461	68,965
Gross premiums received, net of commissions	(52,939)	(38,884)
Adjustments:
Changes in the expected term and debt service assumptions	(8,107)	1,063
Accretion of discount, net of commissions on assumed business	5,621	5,852
Foreign exchange gain (loss) on remeasurement	(3,688)	6,754
Other adjustments	—	(358)
Financial guaranty insurance premium receivable	302,976	288,628
Specialty insurance premium receivable	1,438	1,122
December 31,	$304,414	$289,750

Approximately 52% and 49% of gross premiums receivable, net of commissions payable at December 31, 2024 and December 31, 2023, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The timing and cumulative amount of actual collections and net earned premiums may differ from those of expected collections and of expected net earned premiums in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in the consumer price indices changes in expected lives and new business.

Financial Guaranty Insurance
Expected Future Premium Collections and Earnings

	As of December 31, 2024
		Future Net Premiums to be Earned (2)
	Future Premiums to be Collected (1)	Earnings of Deferred Premium Revenue	Accretion of Discount	Total
	(in thousands)
2025 (January 1 – March 31)	$19,098	$17,834	$2,435	$20,269
2025 (April 1 – June 30)	8,533	17,260	2,405	19,665
2025 (July 1 – September 30)	7,110	16,847	2,382	19,229
2025 (October 1 – December 31)	12,843	16,451	2,340	18,791
Subtotal 2025	47,584	68,392	9,562	77,954
2026	27,484	62,510	8,808	71,318
2027	25,920	58,782	8,118	66,900
2028	25,036	56,460	7,464	63,924
2029	23,161	52,570	6,801	59,371
2030-2034	82,036	200,910	26,085	226,995
2035-2039	48,257	116,768	18,182	134,950
2040-2044	39,220	80,035	11,986	92,021
2045-2049	29,956	54,972	6,796	61,768
2050-2054	18,204	29,666	2,976	32,642
After 2054	13,821	18,654	1,669	20,323
Total	$380,679	$799,719	$108,447	$908,166
____________________
(1)    Net of assumed commissions payable.
(2)    Net of reinsurance.

Selected Information for Financial Guaranty Insurance Policies with Premiums Paid in Installments

	As of December 31,
	2024	2023
	(dollars in thousands)
Premiums receivable, net of commissions payable	$302,976	$288,628
Deferred premium revenue	464,997	439,152
Weighted‑average risk-free rate used to discount premiums	2.5%	2.2%
Weighted‑average period of premiums receivable (in years)	10.7	11.1

Policy Acquisition Costs

Accounting Policy

Deferred acquisition costs (DAC) reported on the consolidated balance sheets represent the unamortized portion of (i) policy acquisition costs that are directly related and essential to the successful acquisition of an insurance contract and (ii) ceding commission income and expense. Deferred policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts time studies, which requires the use of judgment, to estimate the amount of costs to be deferred.

DAC is generally amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as overhead costs are charged to expense as incurred.

Expected losses and LAE, investment income and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Policy Acquisition Costs

Roll Forward of Deferred Acquisition Costs

	Year Ended December 31,
	2024	2023
	(in thousands)
Beginning of year	$247,754	$240,292
Costs deferred during the period	23,759	28,404
Costs amortized during the period	(25,267)	(20,942)
December 31,	$246,246	$247,754

Losses and Recoveries

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The portion of any contract’s reserve that is ceded to a reinsurer is reported as reinsurance recoverable on unpaid losses and reported in “other assets.” As discussed in Note 9, Fair Value Measurement, contracts that meet the definition of a derivative are recorded separately at fair value.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company’s stand‑ready obligation. A loss and LAE reserve for a financial guaranty insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (total losses) exceed the deferred premium revenue, on a contract-by-contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, the Company first reduces any recorded loss and LAE reserve. To the extent there is insufficient loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in “loss and loss adjustment expenses (benefit)” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. “Loss and loss adjustment expenses (benefit)” in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

Expected loss to be paid is reduced when a claim payment (or estimated future claim payment) entitles the Company to cash flows associated with salvage and subrogation rights from the underlying collateral of, or other recoveries relating to, an insured exposure. Such reduction in expected loss to be paid can result in one of the following: (i) a reduction in the corresponding loss and LAE reserve with a benefit to the consolidated statement of operations; (ii) no effect on the consolidated balance sheets or statements of operations, if total loss is not in excess of deferred premium revenue; or (iii) the recording of a salvage asset with a benefit to the consolidated statements of operations if the transaction is in a net recovery position at the reporting date. The ceded component of salvage and subrogation recoverable is reported in “other liabilities.”

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future financial guaranty insurance net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income. Expected loss to be expensed is the Company’s projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts’ Losses Reported in the Consolidated Financial Statements

Loss and LAE reserve and salvage and subrogation recoverable are discounted at risk-free rates for financial guaranty insurance obligations that ranged from 1.98% to 5.22% with a weighted average of 4.35% as of December 31, 2024 and 1.90% to 5.40% with a weighted average of 4.15% as of December 31, 2023.

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance.

Net Reserve (Salvage) by Sector

	As of December 31,
Sector	2024	2023
	(in thousands)
Public finance:
U.S. public finance	$3,768	$103,987
Non-U.S public finance	367	13
Public finance	4,135	104,000
Structured finance:
U.S. RMBS	(4,915)	(2,923)
Insurance securitizations	49,920	69,703
Other structured finance	16,829	24,875
Structured finance	61,834	91,655
Total	$65,969	$195,655

Components of Net Reserve (Salvage)

	As of December 31,
	2024	2023
	(in thousands)
Loss and LAE reserve	$134,726	$244,243
Reinsurance recoverable on unpaid losses (1)	(9)	(1,551)
Other payable (2)	59	—
Loss and LAE reserve, net	134,776	242,692
Salvage and subrogation recoverable	(68,808)	(47,021)
Salvage and subrogation reinsurance payable (2)	1	1
Other recoverable	—	(17)
Salvage and subrogation recoverable, net	(68,807)	(47,037)
Net reserve (salvage)	$65,969	$195,655
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.
(2)    Reported in “other liabilities” on the consolidated balance sheets.

Financial Guaranty Insurance Loss Information

The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid, which represents the claim payments made and recoveries

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
received that have not yet been recognized in the statements of operations; (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received); and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid (Recovered)
to Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2024
(in thousands)
Net expected loss to be paid (recovered) - financial guaranty insurance	$88,372
Contra-paid, net	2,064
Salvage and subrogation recoverable	68,807
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(133,929)
Net expected loss to be expensed (present value)	$25,314

The following table provides a schedule of the expected timing of financial guaranty net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2024
(in thousands)
2025 (January 1 – March 31)	$254
2025 (April 1 – June 30)	257
2025 (July 1 – September 30)	243
2025 (October 1 – December 31)	219
Subtotal 2025	973
2026	789
2027	612
2028	864
2029	969
2030-2034	5,158
2035-2039	3,242
2040-2044	3,707
2045-2049	4,768
2050-2054	3,459
After 2054	773
Net expected loss to be expensed (present value)	25,314
Future expected accretion	(539)
Total expected future loss and LAE	$24,775

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table presents the loss and LAE (benefit) reported in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE (Benefit) by Sector

	Year Ended December 31,
Sector	2024	2023
	(in thousands)
Public finance:
U.S. public finance	$5,384	$39,149
Non-U.S public finance	345	(51)
Public finance	5,729	39,098
Structured finance:
U.S. RMBS	(2,900)	(3,787)
Insurance securitizations	(1,942)	15,333
Other structured finance	(3,216)	174
Structured finance	(8,058)	11,720
Loss and LAE (benefit)	$(2,329)	$50,818

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2024

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in thousands)
Number of risks (1)	76	8	54	138
Remaining weighted-average period (in years)	20.9	7.2	4.0	17.7

Outstanding exposure:
Par	$1,729,244	$44,148	$547,968	$2,321,360
Interest	1,836,533	14,507	81,684	1,932,724
Total (2)	$3,565,777	$58,655	$629,652	$4,254,084

Expected cash outflows (inflows)	$1,253,555	$21,477	$286,531	$1,561,563
Potential recoveries (3)	(1,260,102)	(3,100)	(210,528)	(1,473,730)
Subtotal	(6,547)	18,377	76,003	87,833
Discount	(1,295)	(6,554)	8,388	539
Expected losses to be paid (recovered)	$(7,842)	$11,823	$84,391	$88,372

Deferred premium revenue	$61,722	$384	$3,105	$65,211
Reserves (salvage)	$(27,762)	$11,439	$81,445	$65,122

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2023

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in thousands)
Number of risks (1)	67	10	62	139
Remaining weighted‑average period (in years)	10.4	15.0	5.7	8.6

Outstanding exposure:
Par	$414,017	$181,129	$670,763	$1,265,909
Interest	202,898	155,030	167,618	525,546
Total	$616,915	$336,159	$838,381	$1,791,455

Expected cash outflows (inflows)	$10,935	$31,465	$448,793	$491,193
Potential recoveries (3)	(23,110)	(2,411)	(244,491)	(270,012)
Subtotal	(12,175)	29,054	204,302	221,181
Discount	2,100	(7,525)	(7,804)	(13,229)
Expected losses to be paid (recovered)	$(10,075)	$21,529	$196,498	$207,952

Deferred premium revenue	$7,586	$8,656	$4,885	$21,127
Reserves (salvage)	$(14,257)	$15,202	$191,728	$192,673
_____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.
(2)    The increase in BIG in 2024 relates mainly to the downgrade of certain U.K. regulated utilities.
(3)    Represents expected inflows from future payments by obligors pursuant to restructuring agreements, settlements, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Specialty Insurance Loss Activity and Components

The following table provides a reconciliation of the beginning and ending balances of specialty insurance and reinsurance reserves for losses and LAE and reinsurance recoverable. Losses incurred and paid are presented on a net basis.

Rollforward of Specialty Insurance and Reinsurance
Reserves for Losses and LAE

	Year Ended December 31,
	2024	2023
	(in thousands)
Balance as of January 1	$4,681	$6,109
Less: Reinsurance recoverable	1,551	2,090
Net loss and LAE reserve balance as of January 1	3,130	4,019
Less: Salvage and subrogation recoverable, net of reinsurance as of January 1	148	—
Net loss reserves (salvage) balance as of January 1	2,982	4,019
Incurred losses and LAE related to:
Current year	—	—
Prior years	(2,260)	(1,047)
Total incurred losses and LAE	(2,260)	(1,047)
Loss and LAE (paid) recovered related to:
Current year	—	—
Prior years	(25)	—
Total loss and LAE (paid) recovered	(25)	—
Salvage and subrogation recovered	150	10
Net loss reserves (salvage) balance as of December 31	847	2,982
Plus: Salvage and subrogation recoverable, net of reinsurance	—	148
Plus: Reinsurance recoverable (1)	9	1,551
Balance as of December 31	$856	$4,681
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.

The net loss reserve and loss and LAE for specialty insurance and reinsurance as of and for the years ended December 31, 2024 and 2023 relate to RVI. The favorable prior year development in 2024 was primarily due to the termination of the RVI policies.

The following tables present the loss and LAE and the paid loss and LAE, net of reinsurance for RVI.

Incurred Claims and Allocated Adjustment Expenses, Net of Reinsurance

	Years Ended December 31,
Accident Year	2020 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2023 (Unaudited)	2024

2020	$2,548	$3,335	$2,749	$2,408	$2,142
2021		2,932	2,725	2,021	25
2022			—	—	—
2023				—	—
2024					—
Total					$2,167

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance

		Years Ended December 31,
Accident Year	2020 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2023 (Unaudited)	2024
		(in thousands)
2020	$7,933	$1,455	$1,455	$1,445	$1,295
2021		—	—	—	25
2022			—	—	—
2023				—	—
2024					—
Total					$1,320
Loss reserve, net of reinsurance					$847

5.    Contracts Accounted for as Credit Derivatives

Certain of the Company’s exposures qualify as derivatives under GAAP, and require fair value measurement, with changes in fair value reported in the consolidated statements of operations. Of the total credit derivative net par outstanding as of December 31, 2024, 31% was assumed from AG. AG does not trade these contracts and may not unilaterally terminate a credit derivative contract absent an event or default or termination event that entitles AG to terminate the contracts. AG and its counterparties have negotiated the termination of certain contracts from time to time. Transactions are generally terminated for an amount that approximates the present value of future premiums or a negotiated amount, rather than fair value.

The terms of the Company’s credit derivative contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions, and the Company’s direct and assumed exposure benefits from relatively high attachment points or other protections.

The Company’s credit derivatives are generally governed by International Swaps and Derivatives Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the ceding company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the ceding company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the ceding company may be obligated to make payments. Similar to a financial guaranty insurance contract, the ceding company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. In certain credit derivative transactions, the ceding company also specifically agreed to pay if the obligor were to become bankrupt or if the reference obligation were restructured. Furthermore, in certain credit derivative transactions, the ceding company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the ceding company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the ceding company may not unilaterally terminate a credit derivative contract; however, the ceding company on occasion has mutually agreed to terminate certain credit derivative contracts with related counterparties.

Accounting Policy

The Company’s credit derivatives qualify as derivatives under GAAP and require fair value measurement, with changes in fair value reported in “fair value gains (losses) on credit derivatives” in the consolidated statements of operations. The fair value of credit derivatives is determined on a contract by contract basis and presented as either credit derivative assets reported in “other assets” or “other liabilities” in the consolidated balance sheets. See Note 9, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Credit Derivatives Net Par Outstanding and Fair Value

The components of the Company’s credit derivative net par outstanding by sector are presented in the table below. The estimated remaining weighted average life of credit derivatives was 5.3 years and 8.9 years as of December 31, 2024 and December 31, 2023, respectively.

Credit Derivatives (1)

	As of December 31, 2024		As of December 31, 2023
Sector	Net Par Outstanding	Net Fair Value Asset (Liability)	Net Par Outstanding	Net Fair Value Asset (Liability)
	(in thousands)
U.S. public finance	$17,021	$(436)	$45,000	$(843)
Non-U.S. public finance	1,333,771	(7,887)	780,832	(9,538)
U.S. structured finance	13,537	(134)	24,601	(651)
Non-U.S. structured finance	867,600	663	487,600	431
Total	$2,231,929	$(7,794)	$1,338,033	$(10,601)
____________________
(1)    See Note 3, Expected Loss to be Paid (Recovered), for expected loss to be paid on credit derivatives.

Fair Value Gains (Losses) on Credit Derivatives

	Year Ended December 31,
	2024	2023
	(in thousands)
Realized gains (losses) and other settlements	$3,137	$1,411
Net unrealized gains (losses)	3,694	18,951
Fair value gains (losses) on credit derivatives	$6,831	$20,362

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts assumed from AG generally also reflects the change in AG’s credit cost based on the price to purchase credit protection on AG. The ceding company determines its own credit risk primarily based on quoted credit derivative prices traded on AG at each balance sheet date.

CDS Spread on AG (in basis points)

	As of December 31,
	2024	2023	2022
Five-year CDS spread	75	66	63
One-year CDS spread	25	23	26

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AG Credit Spread

	As of December 31,
	2024	2023
	(in thousands)
Fair value of credit derivatives before effect of AG credit spread	$(16,783)	$(16,263)
Plus: Effect of AG’s credit spread	8,989	5,662
Net fair value of credit derivatives	$(7,794)	$(10,601)

The fair value of credit derivative contracts as of December 31, 2024, before considering the benefit applicable to AG’s credit spread, is a direct result of the relatively wider credit spreads under current market conditions, sometimes related to downgrades, compared with those at the time of underwriting for certain underlying credits with longer tenor.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
6.     Reinsurance

The Company assumes exposure (Assumed Business) and cedes portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into, and with respect to new business originated by AGRO continues to enter into, ceded reinsurance contracts in order to reduce the Company's net potential loss on ceded business to levels within the Company's risk tolerance.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 4, Contracts Accounted for as Insurance, are followed. For any assumed credit derivative contracts, the accounting model in Note 5, Contracts Accounted for as Credit Derivatives, is followed.

Financial Guaranty Business

The Company assumes financial guaranty business from affiliated companies and third-party insurers, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business. In these transactions, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

The Company’s facultative and treaty assumed agreements are generally subject to termination at the option of the ceding company: (i) if the Company fails to meet certain financial and regulatory criteria; (ii) if the Company fails to maintain a specified minimum financial strength rating; or (iii) upon certain changes of control of the Company. Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business. In the event that the reinsurer is unable to meet its obligations, the Company would remain liable for such defaulted amounts.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations attributable to the Assumed Business and Ceded Business (both financial guaranty and specialty). See Note 12, Related Party Transactions, for balances with affiliates.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Components of Premiums Written, Premiums Earned and Loss and LAE (Benefit)

	Year Ended December 31,
	2024	2023
	(in thousands)
Premiums Written:
Direct	$14,139	$—
Assumed	78,991	104,112
Ceded	(5,395)	(15,662)
Net	$87,735	$88,450

Premiums Earned:
Direct	$5,601	$1,642
Assumed	96,860	81,904
Ceded	(6,098)	(2,224)
Net	$96,363	$81,322

Loss and LAE (benefit):
Direct	$(3,516)	$(1,245)
Assumed	(335)	51,524
Ceded	1,522	539
Net (1)	$(2,329)	$50,818
____________________
(1)    See Note 3, Expected Loss to be Paid (Recovered), for additional information on the economic loss development (benefit).

Change in assumed funds held with affiliates in the consolidated statements of operations relates primarily to the assumed portion of the affiliated ceding companies’ net realized investment gains (losses) and fair value gains (losses) on trading securities associated with salvage received in the form of investments from the resolutions of certain Puerto Rico exposures in 2022.

Exposure to Non-Affiliated Reinsurers (1)

	As of December 31,
	2024	2023
	(in thousands)
Ceded premium payable, net of commissions	$16,569	$13,833
Ceded expected loss to be recovered	8	1,550
Ceded unearned premium reserve	20,935	20,960
Financial guaranty ceded par outstanding (2)	400,000	300,000
Specialty ceded exposure (see Note 2)	383,092	482,028
____________________
(1)    The total collateral posted by third-party reinsurers was $2.4 million and $5.5 million as of December 31, 2024 and December 31, 2023. See Note 12, Related Party Transactions, for information on affiliated reinsurers.
(2)    All ceded par was rated investment grade as of both December 31, 2024 and December 31, 2023.

7.     Guaranty

Accounting Policy

As described in Note 2, Outstanding Exposure, the Company guarantees a minimum amount of billed rent from a diversified portfolio of real estate properties. The Company accounts for the guarantee in accordance with ASC 460, Guarantees.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
At inception, the Company records a noncontingent guaranty liability, which pertains to the Company’s obligation to stand ready to perform over the term of the guaranty. The noncontingent guaranty liability is recognized at inception at fair value using the guaranty fee receivable by the Company as a practical expedient. The noncontingent guaranty liability is amortized over the term of the guaranty. The Company’s contingent guaranty liability is estimated to be zero at the inception of the guaranty and will only be accrued at a future date to the extent that an estimated loss becomes probable and estimable.

Guaranty Fee Receivable, Guaranty Liability and Guaranty Fees Earned

The guaranty fee receivable and noncontingent guaranty liability are reported on the consolidated balance sheets and the guaranty fees earned are reported in “other income (loss)” on the consolidated statements of operations.

8.    Investments and Cash

Accounting Policy

All fixed-maturity securities are reported on a trade date basis, measured at fair value and classified as available-for-sale. Unrealized gains and losses on available-for-sale fixed-maturity securities are reported in accumulated other comprehensive income (AOCI).

Short-term investments, which are investments with a maturity of less than one year at the time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

The equity method investment consists of an investment in a fund managed by an affiliate, Sound Point Capital Management, LP and certain of its investment management affiliates (Sound Point). The Company reports its interest in the earnings of equity method investments in “equity in earnings (losses) of investees” in the consolidated statements of operations. The equity method investment is reported on a one-quarter lag.

The Company classifies distributions received from equity method investments using the cumulative earnings approach in the consolidated statements of cash flows. Under the cumulative earnings approach, distributions received up to the amount of cumulative equity in earnings recognized are treated as returns on investment within operating cash flows, and those in excess of that amount are treated as returns of investment within investing cash flows.

Cash consists of cash on hand and demand deposits.

Net investment income includes the income earned on fixed-maturity securities, short-term investments and a loan receivable from affiliate, including amortization of premiums and accretion of discounts. For mortgage backed securities and any other securities for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. For securities other than purchased credit deteriorated (PCD) securities, any necessary adjustments due to changes in effective yields and expected maturities are recognized in net investment income using the retrospective method. PCD securities are defined as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination.

Realized gains and losses on sales of available-for-sale fixed-maturity securities and credit losses are reported in the consolidated statements of operations. Net realized investment gains (losses) include sales of investments, which are determined using the specific identification method, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more-likely-than-not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion) as discussed below.

For all fixed-maturity securities that were originally purchased with credit deterioration, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in “other assets.”

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Credit Losses

For an available-for-sale fixed-maturity security that has experienced a decline in fair value below its amortized cost due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to “net realized investment gains (losses)” in the consolidated statements of operations. The estimated recoverable value is the present value of cash flows expected to be collected. The allowance for credit losses is limited to the difference between amortized cost and fair value. Any difference between the security’s fair value and its amortized cost that is not associated with credit related factors is presented as a component of AOCI.

When estimating future cash flows for fixed-maturity securities, management considers the historical performance of underlying assets and available market information as well as bond-specific considerations. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by security type:

•the extent to which fair value is less than amortized cost;
•credit ratings;
•any adverse conditions specifically related to the security, industry, and/or geographic area;
•changes in the financial condition of the issuer, or underlying loan obligors;
•general economic and political factors;
•remaining payment terms of the security;
•prepayment speeds;
•expected defaults; and
•the value of any embedded credit enhancements.

The assessment of whether a credit loss exists is performed each reporting period.

The allowance for credit losses and the corresponding charge to net realized investment gains (losses) may be reversed if conditions change. However, the allowance for credit losses is never reduced below zero. When the Company determines that all or a portion of a fixed-maturity security is uncollectible, the uncollectible amortized cost amount is written off with a corresponding reduction to the allowance for credit losses. If cash flows that were previously written off are collected, the recovery is recognized in net realized investment gains (losses).

An allowance for credit losses is established upon initial recognition for available-for-sale PCD securities. On the date of acquisition, the amortized cost of a PCD security is equal to its purchase price plus the allowance for credit losses with no credit loss expense recognized in the consolidated statements of operations. After the date of acquisition, deterioration (or improvement) in credit will result in an increase (or decrease) to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company performs a discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable or adverse changes in expected cash flows are recognized as a change in the allowance for credit losses. Changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment to the security’s yield within “net investment income” in the consolidated statements of operations.

The Company has elected to not measure credit losses on its accrued interest receivable and instead write off accrued interest when it is six-months past due or on the date it is deemed uncollectible, if earlier. All write-offs of accrued interest are recorded as a reduction to “net investment income” in the consolidated statements of operations.

For impaired securities that (i) the Company intends to sell or (ii) it is more-likely-than-not that the Company will be required to sell before recovering its amortized cost, the amortized cost is written down to fair value with a corresponding charge to net realized investment gains (losses). No allowance is established in these situations and any previously recorded allowance is reversed. The new cost basis is not adjusted for subsequent increases in estimated fair value.

The Company monitors its equity method investments for indicators of other-than-temporary declines in fair value on an ongoing basis. If such a decline occurs, an impairment charge is recorded, measured as the difference between the carrying value and the estimated fair value.

Investment Portfolio

The majority of the investment portfolio consists of investment grade fixed-maturity securities managed by outside managers. The Company has established investment guidelines for these investment managers regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Accrued interest income on the investment portfolio and the loan receivable from affiliate was $11.4 million and $11.5 million as of December 31, 2024 and December 31, 2023, respectively. In 2024 and 2023, the Company did not write off any accrued investment income.

As of December 31, 2024 and December 31, 2023, the Company had $92.4 million and $79.3 million of short-term securities in its investment portfolio, respectively.

Since July 1, 2023, Assured Guaranty participates in the asset management business through its ownership interest in Sound Point. As of December 31, 2024, the Company invested in Sound Point’s debt, specifically a fixed-maturity security issued by a Sound Point CLO, and a fund managed by Sound Point, which was recorded as an equity method investment. The Sound Point CLO and Sound Point fund are variable interest entities (VIEs) that are not consolidated as the Company is not the primary beneficiary of these VIEs. The aggregate carrying value of these investments and maximum exposure to losses relating to these VIEs was $20.3 million as of December 31, 2024. In addition, the Company had unfunded commitment of $4.9 million as of December 31, 2024 related to the fund managed by Sound Point.

In addition to the commitment above, the Company has agreed to purchase liquidity bonds to be issued by a U.K. regulated utility. At this time the Company estimates that it will purchase approximately £57.2 million ($74.1 million) in liquidity bonds under this commitment.

Available-for-Sale Fixed-Maturity Securities by Security Type
As of December 31, 2024

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Obligations of state and political subdivisions	23%	$285,705	$—	$339	$(22,457)	$263,587
U.S. government and agencies	2	16,711	—	511	(230)	16,992
Corporate securities (2)	53	654,758	(1,050)	2,013	(41,503)	614,218
Mortgage-backed securities (3):
RMBS	16	188,957	(320)	1,179	(8,561)	181,255
Commercial mortgage-backed securities (CMBS)	3	35,322	—	—	(1,279)	34,043
Asset-backed securities:
Collateralized loan obligations (CLOs)	2	30,039	—	984	(48)	30,975
Other	1	12,206	—	—	(75)	12,131
Non-U.S. government securities	—	230	—	1	(10)	221
Total available-for-sale fixed-maturity securities (4)	100%	$1,223,928	$(1,370)	$5,027	$(74,163)	$1,153,422

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Available-for-Sale Fixed-Maturity Securities by Security Type
As of December 31, 2023

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Obligations of state and political subdivisions	22%	$276,507	$—	$1,637	$(18,550)	$259,594
U.S. government and agencies	2	21,637	—	936	(502)	22,071
Corporate securities (2)	54	683,658	(835)	5,115	(38,957)	648,981
Mortgage-backed securities (3):
RMBS	12	153,491	(221)	1,456	(6,894)	147,832
CMBS	6	72,174	—	—	(2,159)	70,015
Asset-backed securities:
CLOs	3	37,967	—	34	(1,591)	36,410
Other	1	10,853	—	—	(119)	10,734
Non-U.S. government securities	—	230	—	1	(4)	227
Total available-for-sale fixed-maturity securities (4)	100%	$1,256,517	$(1,056)	$9,179	$(68,776)	$1,195,864
____________________
(1)    Based on amortized cost.
(2)    Includes securities issued by taxable universities and hospitals.
(3)    U.S. government-agency obligations were approximately 89% of mortgage-backed securities as of December 31, 2024 and 74% as of December 31, 2023, based on fair value.
(4)    1.9% and 1.4% of available-for-sale fixed-maturity securities are rated BIG or not rated as of December 31, 2024 and December 31, 2023, respectively, based on fair value.

Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2024

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$77,956	$(2,097)	$150,260	$(20,360)	$228,216	$(22,457)
U.S. government and agencies	—	—	6,969	(230)	6,969	(230)
Corporate securities	151,021	(2,986)	323,862	(34,851)	474,883	(37,837)
Mortgage-backed securities:
RMBS	57,493	(1,195)	89,026	(7,280)	146,519	(8,475)
CMBS	2,867	(83)	31,176	(1,196)	34,043	(1,279)
Asset-backed securities:
CLOs	4,383	(48)	—	—	4,383	(48)
Other	5,132	(73)	5,695	(2)	10,827	(75)
Non-U.S. government securities	—	—	190	(10)	190	(10)
Total	$298,852	$(6,482)	$607,178	$(63,929)	$906,030	$(70,411)
Number of securities (1)		129		348		470

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2023

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$38,428	$(787)	$153,337	$(17,763)	$191,765	$(18,550)
U.S. government and agencies	—	—	6,698	(502)	6,698	(502)
Corporate securities	25,068	(343)	419,065	(33,001)	444,133	(33,344)
Mortgage-backed securities:
RMBS	6,466	(88)	102,926	(6,595)	109,392	(6,683)
CMBS	2,878	(65)	67,112	(2,094)	69,990	(2,159)
Asset-backed securities:
CLOs	12,974	(1,546)	16,732	(45)	29,706	(1,591)
Other	1,022	(14)	9,712	(105)	10,734	(119)
Non-U.S. government securities	—	—	195	(4)	195	(4)
Total	$86,836	$(2,843)	$775,777	$(60,109)	$862,613	$(62,952)
Number of securities (1)		45		411		451
____________________
(1)    The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2024 and December 31, 2023 were primarily related to higher interest rates rather than credit quality. As of December 31, 2024, the Company did not intend to and was not required to sell investments in an unrealized loss position prior to expected recovery in value. As of December 31, 2024, of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, 137 securities had unrealized losses in excess of 10% of its carrying value, whereas as of December 31, 2023 123 securities had unrealized losses in excess of 10% of its carrying value. The total unrealized loss for these securities was $48.3 million as of December 31, 2024 and $39.8 million as of December 31, 2023.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2024 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Available-for-Sale Fixed-Maturity Securities by Contractual Maturity
As of December 31, 2024

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$99,920	$99,018
Due after one year through five years	243,227	240,037
Due after five years through 10 years	342,747	325,702
Due after 10 years	313,755	273,367
Mortgage-backed securities:
RMBS	188,957	181,255
CMBS	35,322	34,043
Total	$1,223,928	$1,153,422

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Based on fair value, fixed-maturity securities and short-term investments that are held in trust for the benefit of affiliated and third party ceding insurers in accordance with contractual requirements totaled $656.2 million and $754.1 million as of December 31, 2024 and December 31, 2023, respectively.

No material investments of the Company were non-income producing during the twelve-month period ending December 31, 2024. There were no investments that were non-income producing during the twelve months period ending December 31, 2023.

Income from Investments

The components of income derived from the investment portfolio are presented in the following tables.

Income from Investments

	Year Ended December 31,
	2024	2023
	(in thousands)
Investment income:
Fixed-maturity securities, available-for-sale	$47,710	$46,813
Short-term investments	6,214	6,077
Other	—	789
Interest income from loan receivable from affiliate (see Note 12)	1,000	1,282
Investment income	54,924	54,961
Investment expenses	(969)	(934)
Net investment income	$53,955	$54,027

Equity in earnings (losses) of investees	$1,047	$—

Distributions received from equity method investments that are presented within operating activities in the consolidated statements of cash flows were $1.0 million and zero for the years ended December 31, 2024 and 2023, respectively.

Realized Investment Gains (Losses)

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2024	2023
	(in thousands)
Gross realized gains on sales of available-for-sale securities	$20	$592
Gross realized losses on sales of available-for-sale securities	(351)	(1,589)
Change in the allowance for credit losses and intent to sell	(314)	(806)
Other net realized gains (losses)	69	(247)
Net realized investment gains (losses)	$(576)	$(2,050)

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Roll Forward of Allowance for Credit Losses
for Available-for-Sale Fixed-Maturity Securities

	Year Ended December 31,
	2024	2023
	(in thousands)
Balance, beginning of period	$1,056	$642
Additions for securities for which credit losses were not previously recognized	—	152
Additions (reductions) for securities for which credit losses were previously recognized	314	262
Balance, end of period	$1,370	$1,056

The Company did not purchase any securities with credit deterioration during the periods presented.

9.    Fair Value Measurement

Accounting Policy

The Company carries the majority of its investment portfolio and its credit derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit or transfer price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either (i) internally developed models that primarily use, as inputs, market-based or independently sourced market parameters (including, but not limited to, yield curves, interest rates, and debt prices) or (ii) discounted cash flows, using a third party’s proprietary pricing models. In addition to market information, when applicable, the models also incorporate transaction details, such as the instrument’s maturity, and contractual features that reduce the Company’s credit exposure (e.g., collateral rights).

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the affiliated ceding company’s creditworthiness, and constraints on liquidity. As markets and products develop and the pricing transparency for certain products changes, the Company may refine its methodologies and assumptions. During 2024, no changes were made to the Company’s valuation models that had (or are expected to have) a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s valuation methods produce fair values that may not be indicative of net realizable value or future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels, with Level 1 being the highest and Level 3 the lowest. The categorization, of an asset or liability, within the hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are (i) determined using pricing models, discounted cash flow methodologies or similar techniques and (ii) at least one significant model assumption or input is

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

There were no transfers from or into Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities is generally based on prices received from third party pricing services or alternative pricing sources that provide reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

In many cases, benchmark yields have proven to be more reliable indicators of the market for a security, as compared to reported trades for infrequently traded securities and distressed transactions. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity securities is more subjective when markets are less liquid due to the lack of market-based inputs.

As of December 31, 2024, the Company used models to price 16 securities. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined based on an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which could have significantly affected the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified as Level 1 as their value is based on quoted market prices.

Contracts Accounted for as Credit Derivatives

There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs and such contracts are therefore classified as Level 3 in the fair value hierarchy. There are multiple unobservable inputs deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of the credit derivative contracts and how AG’s own credit spread affects the pricing of the transactions.

The fair value of the Company’s credit derivative contracts generally represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, AG’s credit risk, and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the credit derivative contractual terms. Credit spreads capture the effect of recovery rates and performance of

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
underlying assets of these contracts, among other factors. A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are lower than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. Consistent with previous years, market conditions at December 31, 2024 were such that market prices of the Company’s credit derivative contracts were not available.

Assumptions and Inputs

The main inputs and assumptions to the measurement of AG’s fair value for credit derivative contracts are the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life (which is based on debt service schedules).

The primary sources of information used to determine gross spread and the fair value for credit derivative contracts include actual collateral credit spreads (if up-to-date and reliable market-based spreads are available), transactions priced or closed during a specific quarter within a specific asset class and specific rating, and information provided by the counterparty of the credit derivatives. Credit spreads may also be interpolated based upon market indices adjusted to reflect the non-standard terms of the Company’s credit derivative contracts or extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

    For assumed exposures from AG, AG’s own credit risk is factored into the determination of the current premium. Such credit risk is based on the quoted market price for credit protection bought on AG, as reflected by quoted market prices on CDS contracts referencing AG. AG obtains the quoted price of CDS contracts traded on AG from market data sources published by third parties.

The amount of premium a financial guaranty insurance market participant can demand (or “current premium”) is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor because the contractual terms of AG’s contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and current market conditions.

In AG’s valuation model, the current premium is not permitted to go below the minimum rate that AG would charge to assume similar risks in the reporting period. This assumption can have the effect of limiting the amount of unrealized gains that are recognized on certain credit derivative contracts. The minimum premium assumption had no effect on the fair value of credit derivative contracts as of December 31, 2024 or December 31, 2023.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2024

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$263,587	$—	$263,587
U.S. government and agencies	—	16,992	—	16,992
Corporate securities	—	614,218	—	614,218
Mortgage-backed securities:
RMBS	—	178,000	3,255	181,255
CMBS	—	34,043	—	34,043
Asset-backed securities	—	12,131	30,975	43,106
Non-U.S. government securities	—	221	—	221
Total fixed-maturity securities, available-for-sale	—	1,119,192	34,230	1,153,422
Short-term investments	92,437	—	—	92,437
Credit derivative assets (1)	—	—	3,363	3,363
Total assets carried at fair value	$92,437	$1,119,192	$37,593	$1,249,222
Liabilities:
Credit derivative liabilities (2)	$—	$—	$11,157	$11,157
Total liabilities carried at fair value	$—	$—	$11,157	$11,157

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2023

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$259,594	$—	$259,594
U.S. government and agencies	—	22,071	—	22,071
Corporate securities	—	648,981	—	648,981
Mortgage-backed securities:
RMBS	—	144,789	3,043	147,832
CMBS	—	70,015	—	70,015
Asset-backed securities	—	10,734	36,410	47,144
Non-U.S. government securities	—	227	—	227
Total fixed-maturity securities, available-for-sale	—	1,156,411	39,453	1,195,864
Short-term investments	79,313	—	—	79,313
Credit derivative assets (1)	—	—	2,261	2,261
Total assets carried at fair value	$79,313	$1,156,411	$41,714	$1,277,438
Liabilities:
Credit derivative liabilities (2)	$—	$—	$12,862	$12,862
Total liabilities carried at fair value	$—	$—	$12,862	$12,862
____________________
(1)    Reported in “other assets.”
(2)    Reported in “other liabilities.”

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2024 and 2023.

Roll Forward of Level 3 Assets (Liabilities) at Fair Value on a Recurring Basis
Year Ended December 31, 2024

	Fixed-Maturity Securities, Available-for-Sale				Credit Derivative Liability, net (2)
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2023	$3,043		$36,410		$(10,601)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	128	(1)	1,663	(1)	6,831	(3)
Other comprehensive income (loss)	192		2,493		—
Purchases	—		1,350		—
Issuances	—		—		(1,929)
Settlements	(108)		(10,941)		(2,095)
Fair value as of December 31, 2024	$3,255		$30,975		$(7,794)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2024 included in:
Earnings					$3,415	(3)
Other comprehensive income (OCI)	$192		$4,082

Roll Forward of Level 3 Assets (Liabilities) at Fair Value on a Recurring Basis
Year Ended December 31, 2023

	Fixed-Maturity Securities, Available-for-Sale				Credit Derivative Liability, net (2)
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2022	$3,014		$25,335		$(29,655)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	193	(1)	657	(1)	20,362	(3)
Other comprehensive income (loss)	13		(1,088)		—
Purchases	—		13,878		—
Issuances	—		—		(583)
Settlements	(177)		(2,372)		(725)
Fair value as of December 31, 2023	$3,043		$36,410		$(10,601)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2023 included in:
Earnings					$18,976	(3)
OCI	$11		$(1,110)
 ____________________
(1)    Included in “net realized investment gains (losses)” and “net investment income.”
(2)    Represents the net position of credit derivatives. Credit derivative assets (reported in “other assets”) and credit derivative liabilities (reported in “other liabilities”) are shown gross in the consolidated balance sheets.
(3)    Reported in “fair value gains (losses) on credit derivatives.”

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2024

Financial Instrument Description (1)	Fair Value Assets (Liabilities) (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Fixed-maturity securities, available-for-sale:
RMBS	$3,255	Conditional prepayment rate (CPR)	3.0%	-	6.3%	3.0%
		CDR	1.8%	-	2.8%	1.8%
		Loss severity	100.0%
		Yield	9.4%	-	10.0%	10.0%
Asset-backed securities (CLOs)	30,975	Discount margin	1.0%	-	1.3%	1.2%
		Yield	14.5%
Credit derivative liabilities, net	(7,794)	Hedge cost (in basis points (bps))	12.8	-	30.1	18.9
		Bank profit (in bps)	119.9	-	275.9	174.1
		Internal floor (in bps)	10.0	-	85.5	41.2
		Internal credit rating	AAA	-	CCC	A-
		Discount rates of future expected premium cash flows	3.9%	-	4.4%	4.3%
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2023

Financial Instrument Description (1)	Fair Value Assets (Liabilities) (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Fixed-maturity securities, available-for-sale:
RMBS	$3,043	CPR	0.1%	-	3.8%	0.1%
		CDR	1.7%	-	2.7%	1.7%
		Loss severity	100.0%
		Yield	9.8%	-	10.8%	9.8%
Asset-backed securities (CLOs)	36,410	Discount margin	1.1%	-	9.5%	4.5%
Credit derivative liabilities, net	(10,601)	Hedge cost (in bps)	10.2	-	26.5	16.8
		Bank profit (in bps)	129.1	-	302.6	180.4
		Internal floor (in bps)	10.0
		Internal credit rating	AAA	-	CCC	A
		Discount rates of future expected premium cash flows	3.3%	-	4.8%	3.6%
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Not Carried at Fair Value

Loan Receivable from Affiliate

The fair value of the loan receivable from an affiliate is determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loan receivable was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2024		As of December 31, 2023
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets (liabilities):
Loan receivable from affiliate	$20,000	$20,336	$20,000	$20,681
Other assets	11,401	11,401	11,511	11,511
Guarantee fee receivable (liability), net	2,517	2,517	1,218	1,218

10.    Income Taxes

Under Bermuda law, there was no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by AG Re and AGRO in 2024 and 2023.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code (U.S. IRS) to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

On December 27, 2023, the Bermuda government enacted a corporate income tax at the rate of 15% which will apply for accounting periods starting on or after January 1, 2025. The enactment of the corporate income tax regime required the Company to recognize Bermuda deferred taxes for the first time in the fourth quarter of 2023. An economic transition adjustment (ETA) equal to the difference between the fair market value and the carrying value of assets and liabilities of AG Re and AGRO as of September 30, 2023 resulted in the establishment of a deferred tax asset and corresponding benefit of $188.8 million reported in the fourth quarter of 2023 consolidated statement of operations. The ETA is expected to be utilized over 10 to 15 years, beginning in 2025.

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Current tax assets and liabilities are reported in “other assets” or “other liabilities” on the consolidated balance sheets.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities)

	As of December 31,
	2024	2023
	(in thousands)
Deferred tax assets (liabilities)	$195,116	$193,012
Current tax assets (liabilities)	(12,804)	(426)

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2024	2023
	(in thousands)
Deferred tax assets:
Intangible assets	$149,417	$148,856
Value of in-force business	45,222	45,222
Other	1,648	883
Total deferred tax assets	196,287	194,961

Deferred tax liabilities:
Other	1,171	1,949
Total deferred tax liabilities	1,171	1,949
Net deferred tax assets (liabilities)	$195,116	$193,012

As of December 31, 2024, the Company concluded that the deferred tax assets related to the unrealized tax capital losses on the available-for-sale securities portfolios are, more likely than not, expected to be realized.

Provision for Income Taxes

The components of the provision (benefit) for income taxes were as follows:

Current and Deferred Provision (Benefit) for Income Taxes

	Year Ended December 31,
	2024	2023
	(in thousands)
Current provision (benefit) for income taxes:
U.S. federal	$17,754	$4,183
U.S. state and local	1,209	(62)
Total current	$18,963	$4,121
Deferred provision (benefit) for income taxes:
U.S. federal	$(42)	$(281)
Bermuda	(561)	(188,788)
Total deferred	$(603)	$(189,069)
Total provision (benefit) for income taxes	$18,360	$(184,948)

The effective tax rates reflect the proportion of income recognized by AG Re and its subsidiaries, with its U.S. subsidiary and its Bermuda subsidiary subject to U.S. tax by election, taxed at the U.S. marginal corporate income tax rate of 21% in 2024 and 2023.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2024	2023
	(dollars in thousands)
Expected tax provision (benefit)	$5,648	$4,142
Tax-exempt interest	(166)	(206)
State taxes	955	(49)
Bermuda ETA	(561)	(188,788)
Global minimum tax	12,568	—
Other	(84)	(47)
Total provision (benefit) for income taxes	$18,360	$(184,948)
Effective tax rate	15.7%	(187.7)%

The expected tax provision (benefit) is calculated as the sum of pre-tax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pre-tax loss in one jurisdiction and pre-tax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following tables present pre-tax income and revenue by jurisdiction.
Pre-tax Income (Loss) by Tax Jurisdiction (1)

	Year Ended December 31,
	2024	2023
	(in thousands)
U.S.	$26,894	$19,722
Bermuda	89,932	78,817
Total	$116,826	$98,539

Revenue by Tax Jurisdiction (1)

	Year Ended December 31,
	2024	2023
	(in thousands)
U.S.	$33,370	$27,168
Bermuda	129,902	164,928
Total	$163,272	$192,096
_____________________
(1)    In the above tables, pre-tax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pre-tax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Audits

As of December 31, 2024, AGOUS had open tax years with the U.S. IRS for 2021 forward and is not currently under audit with the U.S. IRS.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
11.     Insurance Company Regulatory Requirements

The following table summarizes the equity and net income amounts reported to the Bermuda Monetary Authority (the Authority) for AG Re and AGRO.

Insurance Regulatory Amounts Reported

	Policyholders’ Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
AG Re	$1,086,851	$905,423	$98,466	$94,700
AGRO	451,771	412,353	21,543	15,897

Basis of Regulatory Financial Reporting

The Company’s ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AG Re’s and AGRO’s statutory statements that are admissible assets under GAAP.

Dividend Restrictions and Capital Requirements

For AG Re, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more of its total statutory capital as set out in its previous year’s financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer’s statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year’s financial statements, which is $271.7 million, without AG Re certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2025 AG Re has the capacity to (i) make capital distributions in an aggregate amount up to $128.7 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $271.7 million as of December 31, 2024. Such dividend capacity is further limited by (i) the actual amount of AG Re’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $192.4 million as of December 31, 2024, and (ii) the amount of statutory surplus, which as of December 31, 2024 was $228.9 million.

For AGRO, annual dividends cannot exceed $112.9 million without AGRO certifying to the Authority that it will continue to meet required margins. The Insurance Act also prohibits AGRO, as a Class C licensed insurer writing long-term (life) business, from declaring or paying any dividends to any person other than a policyholder unless its approved actuary certifies that the proposed amount of the dividend would not exceed the excess of funds available to satisfy its long-term (life) business obligations. Subject to such actuarial certification and based on the foregoing limitations, in 2025 AGRO has the capacity to (i) make capital distributions in an aggregate amount up to $20.5 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $112.9 million as of December 31, 2024. Such dividend capacity is further limited by (i) the actual amount of AGRO’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $397.3 million as of December 31, 2024, and (ii) the amount of statutory surplus, which as of December 31, 2024 was $314.8 million.

Dividends Paid

	Year Ended December 31,
	2024	2023
	(in thousands)
Dividends paid by AG Re to AGL	$97,400	$53,400
Dividends paid by AGRO to AG Re	—	800

Under the Insurance Act 1978, AG Re and AGRO must each ensure that the value of its general business statutory assets exceeds the amount of its general business statutory liabilities by an amount greater than the prescribed minimum solvency margin and each company's applicable enhanced capital requirement. The minimum solvency margin for Class 3A

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
and Class 3B insurers is the greater of (i) $1 million, or (ii) 20% of the first $6 million of net premiums written; if in excess of $6 million, the figure is $1.2 million plus 15% of net premiums written in excess of $6 million, or (iii) 15% of net discounted aggregate loss and loss expense provisions and other insurance reserves, or (iv) 25% of that insurer's applicable enhanced capital requirement reported at the end of its relevant year.

In addition, as a Class C long-term insurer, AGRO is required, with respect to its long-term business, to maintain a minimum solvency margin equal to the greater of (i) $500,000, (ii) 1.5% of its assets or (iii) 25% its enhanced capital requirement reported at the end of the relevant year. For the purpose of this calculation, assets are defined as the total assets pertaining to its long-term business reported on the balance sheet in the relevant year less the amounts held in a segregated account. AGRO is also required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund.

Each of AG Re and AGRO is required to maintain available statutory capital and surplus at a level equal to or in excess of its applicable enhanced capital requirement, which is established by reference to either its Bermuda Solvency Capital Requirement model or an approved internal capital model.

12.    Related Party Transactions

Accounting Policy

The Company follows ASC 850, “Related Party Transactions,” for the identification and disclosure of related party transactions. Pursuant to ASC 850, related parties include: (i) the Company’s affiliates; (ii) entities for which investments in their equity securities would be required, absent the election of the fair value option to be accounted for by the equity method; (iii) trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management; (iv) the Company’s principal owners; (v) the Company’s management; (vi) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (vii) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Related party amounts and transactions disclosed in this note include transactions with “Related Persons” as defined in Item 404 of Securities and Exchange Commission’s Regulation S-K as well as “related parties” as defined in ASC 850.

The Company participates in AGL’s long term incentive plans. AGL follows the fair value recognition provisions for share-based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually in accordance with the Amended and Restated Service Agreement.

Expense Sharing Agreements

The Company’s affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group. The Company is a party to service agreements with AG Services pursuant to which AG Services makes available to the Company certain services, including actuarial, surveillance, marketing, claims handling, legal, information technologies, human resources, accounting, tax, financial reporting and investment planning services. Expenses under these agreements are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreements also provide for quarterly settlements and an express right of offset with regard to amounts owing between parties under the particular agreement and other agreements between such parties. Employees of AG Services that are performing administrative services for the Company are not empowered to make underwriting or other decisions on behalf of the Company or to bind the Company in any way.

AG Re allocates a portion of the rent to its parent company, AGL.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2024	2023
	(in thousands)
Affiliated companies:
AG Services	$10,840	$9,456
AGL	1,369	1,300
Total	$12,209	$10,756

The following table summarizes the amounts due to (from) affiliated companies.

Amounts Due To (From) Affiliated Companies

	As of December 31,
	2024	2023
	(in thousands)
Affiliated companies
AG Services	$8,382	$6,219
AGL	2,212	2,016
AG	185	318
Total	$10,779	$8,553

Loan Receivable from Affiliate

Accounting Policy

The loan receivable from affiliate is recorded at its current principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, Assured Guaranty US Holding (AGUS), a subsidiary of AGL, borrowed $90.0 million from AGRO in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc., Municipal Assurance Corp., an affiliate which was merged with AG on April 1, 2021. In June 2023, the parties amended the loan agreement by: (i) allowing additional funds to be borrowed during 2023 in an aggregate amount not to exceed $150 million, (ii) extending the maturity date of the loan to December 31, 2028, and (iii) changing the interest rate to a fixed rate of 5.00% per annum from a rate of six-month London Interbank Offered Rate plus 3.00% per annum. During 2024 and 2023, AGUS paid only interest and did not borrow any additional amounts or repay any principal. As of December 31, 2024, $20.0 million remained outstanding. The Company recognized $1.0 million of interest income in 2024 and $1.3 million in 2023.

Reinsurance Agreements

The Company assumes a proportionate share of new business from AG under a whole account quota share reinsurance agreement effective January 1, 2007, amended as of October 1, 2010. The proportionate share cessions to AG Re generally range from 15% to 50%. The Company also assumes under other reinsurance agreements business written by affiliated entities. See below for material related party reinsurance balances.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the affiliated components with AG of each balance sheet line item, where applicable.

	As of December 31,
	2024	2023
	(in thousands)
Assets:
Premium receivable, net of commissions payable	$273,242	$270,424
DAC	241,498	242,624
Salvage and subrogation recoverable	68,294	45,981
Assumed funds held from affiliates	31,929	74,637
Other assets
Receivable from ceding companies	3,492	4,849
Liabilities:
Unearned premium reserve	782,693	787,674
Loss and LAE reserve	92,304	185,414
Other liabilities
Reinsurance balances payable, net	68,784	2,155
Net credit derivative liabilities (1)	7,171	10,474
Profit commissions payable	—	540
____________________
(1)    Represents a net asset or liability position based on counterparty exposure.

The following table summarizes the affiliated components with AG of each statement of operations line item, where applicable.

	Year Ended December 31,
	2024	2023
	(in thousands)
Revenues:
Net earned premiums	$87,092	$73,470
Fair value gains (losses) on credit derivatives	3,415	18,937
Foreign exchange gains (losses) on remeasurement (1)	(3,573)	6,754
Change in assumed funds held with affiliates	7,926	21,045
Other income (loss) (2)	1,126	2,913
Expenses:
Loss and LAE	1,900	51,344
Amortization of DAC	26,363	22,401
Profit commissions (3)	2,500	540
_____________________
(1)    Relates to foreign exchange gains (losses) on remeasurement of premiums receivable.
(2)    Consists primarily of certain loss mitigation recoveries.
(3)    Reported in other operating expenses.

Guaranty

AG Re unconditionally and irrevocably guarantees the due, complete and punctual payment of all obligations and liabilities of AGRO (the Guaranteed Obligations). The holders of the Guaranteed Obligations are made third-party beneficiaries and may directly claim upon and enforce the obligations of AG Re under such guaranty as provided therein. AGRO has not made any demand to AG Re under this guaranty.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, including Wellington Management Company, LLP (together with its affiliates, Wellington), which is a related party to AGL. The investment management expenses from transactions with these related parties for both years ended December 31, 2024 and 2023 were $0.6 million.

13.    Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company and affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or an affiliated ceding company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations or liquidity in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company's affiliated ceding companies are involved in litigation with third parties to recover insurance losses paid in prior periods or prevent or reduce losses in the future. For example, AG is involved in a number of legal actions in the Federal District Court of Puerto Rico to enforce or defend its rights with respect to the obligations they insure of Puerto Rico and various of their related authorities and public corporations. There remains one active proceeding related to PREPA, while there are a number of unresolved proceedings related to PREPA that remain stayed pending the Federal District Court of Puerto Rico’s determination on the FOMB PREPA Plan. See Note 3, Expected Loss to be Paid (Recovered), Loss Estimation Process, Public Finance, Puerto Rico, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the affiliated ceding companies, and hence the Company on the relevant assumed exposures, receive and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company and its affiliated ceding companies also receive subpoenas and interrogatories from regulators from time to time.

The Company includes in these notes descriptions of litigation against its affiliated ceding companies, and recovery litigation by its affiliated ceding companies, related to business the Company reinsures from such affiliated ceding companies. In the event of an adverse outcome in a litigation against an affiliated ceding company, or a recovery by an affiliated ceding company, the Company would be responsible only for the portion of damages, or would receive only the portion of recoveries, corresponding to the proportion it reinsures.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. Additionally, it discloses such amounts if material to the financial position of the Company. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter would be disclosed below if material. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AG, which in the past, had provided credit protection to counterparties under CDS. AG acts as the credit support provider of AGFP under these CDS, and the Company assumes 15% of AG’s exposure. Following defaults by LBIE, under transaction documents governing CDS between LBIE and AGFP, AGFP terminated the CDS in compliance with the transaction documents and properly calculated that LBIE owed AGFP approximately $25 million in connection with the termination, whereas LBIE asserted in its complaint filed in the Supreme Court of the State of New York (the Court) that AGFP owed LBIE a termination payment of approximately $1.4 billion. Following a bench trial, on March 8, 2023, the Court rendered its decision and found in favor of AGFP. Accordingly, in the first quarter of 2023, the Company reduced its previously recorded accrual of $3.0 million to zero in connection with developments in litigation. Following the exhaustion of LBIE’s appeals, the Company will recognize a gain in the first quarter of 2025 of approximately $13.4 million,

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
which represents its share of the full satisfaction of the judgment that Assured Guaranty was awarded and its claims for attorneys’ fees, expenses and interest in connection with this litigation.

14.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI into the respective lines in the consolidated statements of operations.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2024

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2023	$(49,554)	$(5,177)	$(54,731)
Other comprehensive income (loss) before reclassifications	(10,250)	1,720	(8,530)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(262)	(314)	(576)
Tax (provision) benefit	39	47	86
Total amount reclassified from AOCI, net of tax	(223)	(267)	(490)
Other comprehensive income (loss)	(10,027)	1,987	(8,040)
Balance, December 31, 2024	$(59,581)	$(3,190)	$(62,771)

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2023

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2022	$(77,003)	$(4,369)	$(81,372)
Other comprehensive income (loss) before reclassifications	25,968	(1,127)	24,841
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1,667)	(383)	(2,050)
Tax (provision) benefit	186	64	250
Total amount reclassified from AOCI, net of tax	(1,481)	(319)	(1,800)
Other comprehensive income (loss)	27,449	(808)	26,641
Balance, December 31, 2023	$(49,554)	$(5,177)	$(54,731)

15.    Subsequent Events

Subsequent events have been considered and disclosed if material through April 1, 2025, the date on which these financial statements were issued.